EXHIBIT 10.2

TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT

By and Between Participants

Raven Gold Alaska Inc.
and
Terra Gold Corporation

Effective Date: September 15, 2010

Using Form 5A as a Base
Copyright 81996 All Rights Reserved
Rocky Mountain Mineral Law Foundation

TABLE OF CONTENTS

 Page

ARTICLE I	DEFINITIONS AND CROSS-REFERENCES	2

1.1	Definitions	2
1.2	Cross-References	2

ARTICLE II	NAME, PURPOSES AND TERM	3

2.1	General	3
2.2	Name	3
2.3	Purposes	3
2.4	Limitation	3
2.5	Term	3

ARTICLE III	REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES	4

3.1	Representations and Warranties of Both Participants	4
3.2	Representations and Warranties of RAVEN	4
3.3	Disclosures	6
3.4	Record Title	6
3.5	Loss of Title	6
3.6	Royalties, Production Taxes and Other Payments Based on Production	7
3.7	Indemnities/Limitation of Liability	7

ARTICLE IV	RELATIONSHIP OF THE PARTICIPANTS	8

4.1	No Partnership	8
4.2	Federal Tax Elections and Allocations	8
4.3	State Income Tax	9
4.4	Tax Returns	9
4.5	Other Business Opportunities	9
4.6	Waiver of Rights to Partition or Other Division of Assets	9
4.7	Transfer or Termination of Rights to Properties	9
4.8	Implied Covenants	9
4.9	No Third Party Beneficiary Rights	9

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ARTICLE V	CONTRIBUTIONS BY PARTICIPANTS	10

5.1	Participants' Initial Contributions	10
5.2	Failure to Make Initial Contribution	14
5.3	Additional Contributions	15
5.4	Failure to Complete a Secondary Contribution	16
5.5	Pro Rata Funding	16

ARTICLE VI	INTERESTS OF PARTICIPANTS	17

6.1	Initial Interests in the Business and Participating Interests	17
6.2	Changes in Participating Interests	17
6.3	Elimination of Minority Interest	18
6.4	Continuing Liabilities Upon Adjustments of Participating Interests	19
6.5	Documentation of Adjustments to Participating Interests	19
6.6	Grant of Lien and Security Interest	20
6.7	Subordination of Interests	20

ARTICLE VII	MANAGEMENT COMMITTEE	20

7.1	Organization and Composition	20
7.2	Decisions	22
7.3	Meetings	22
7.4	Action Without Meeting in Person	22
7.5	Matters Requiring Approval	22

ARTICLE VIII	MANAGER	22

8.1	Appointment	22
8.2	Powers and Duties of Manager	22
8.3	Standard of Care	26
8.4	Resignation; Deemed Offer to Resign	26
8.5	Payments To Manager	27
8.6	Transactions With Affiliates	27
8.7	Activities During Deadlock	27

ARTICLE IX	PROGRAMS AND BUDGETS	28

9.1	Initial Program and Budget	28
9.2	Operations Pursuant to Programs and Budgets	28
9.3	Presentation of Programs and Budgets	28

9.4	Review and Adoption of Proposed Programs and Budgets	28
9.5	Election to Participate	29
9.6	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	30
9.7	Pre-Feasibility Study Program and Budgets	31
9.8	Completion of Pre-Feasibility Studies and Selection of Approved Alternatives	32
9.9	Programs and Budgets for Feasibility Study	33
9.10	Development Programs and Budgets; Project Financing	34
9.11	Expansion or Modification Programs and Budgets	34
9.12	Budget Overruns; Program Changes	34
9.13	Emergency or Unexpected Expenditures	35

ARTICLE X	ACCOUNTS AND SETTLEMENTS	35

10.1	Quarterly Statements	36
10.2	Cash Calls	35
10.3	Failure to Meet Cash Calls	35
10.4	Cover Payment	36
10.5	Remedies	36
10.6	Audits	37

ARTICLE XI	DISPOSITION OF PRODUCTION	38

11.1	Taking In Kind	38
11.2	Failure of Participant to Take In Kind	39
11.3	Hedging	39

ARTICLE XII	WITHDRAWAL AND TERMINATION	39

12.1	Termination by Expiration or Agreement	39
12.2	Termination by Deadlock	29
12.3	Withdrawal	39
12.4	Continuing Obligations and Environmental Liabilities	40
12.5	Disposition of Assets on Termination	40
12.6	Non-Compete Covenants	40
12.7	Right to Data After Termination	40
12.8	Continuing Authority	40

ARTICLE XIII	ACQUISITIONS WITHIN AREA OF INTEREST	41

13.1	General	41
13.2	Notice to Non-Acquiring Participant	41
13.3	Option Exercised	42
13.4	Option Not Exercised	42

ARTICLE XIV	ABANDONMENT AND SURRENDER OF PROPERTIES	42

ARTICLE XV	SUPPLEMENTAL BUSINESS AGREEMENT	43

ARTICLE XVI	TRANSFER OF INTEREST; PREEMPTIVE RIGHT	43

16.1	General	43
16.2	Limitations on Free Transferability	43
16.3	Preemptive Right	45

ARTICLE XVII	DISPUTES	47

17.1	Governing Law	47
17.2	Venue	47
17.3	Dispute Resolution	47
17.4	Fees and Costs	47

ARTICLE XVIII	CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION	47

18.1	Business Information	47
18.2	Participant Information	48
18.3	Permitted Disclosure of Confidential Business Information	48
18.4	Disclosure Required By Law	48
18.5	Public Announcements	49

ARTICLE XIX	GENERAL PROVISIONS	49

19.1	Notices	50
19.2	Gender	51
19.3	Currency	51
19.4	Headings	51
19.5	Waiver	51
19.6	Modification	51
19.7	Force Majeure	51

19.8	Rule Against Perpetuities	52
19.9	Further Assurances	52
19.10	Entire Agreement; Successors and Assigns	52
19.11	Memorandum	52
19.12	Counterparts	52

EXHIBIT A                                ASSETS AND AREA OF INTEREST
EXHIBIT B                                ACCOUNTING PROCEDURES
EXHIBIT C                                TAX MATTERS
EXHIBIT D                                DEFINITIONS
EXHIBIT E                                NET SMELTER RETURNS CALCULATION
EXHIBIT F                                INSURANCE
EXHIBIT G                                INITIAL PROGRAM AND BUDGET
EXHIBIT H                                FORM OF MEMORANDUM OF AGREEMENT

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TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This Exploration, Development and Mine Operating Agreement is made effective as of September 15 , 2010 ("Effective Date") between and among Raven Gold Alaska Inc., an Alaska corporation ("RAVEN"); International Tower Hill Mines Ltd., a British Columbia corporation (“ITH”); Terra Gold Corporation, an Alaska corporation ("TERRA"); and Terra Mining Corporation, a British Columbia corporation (“TMC”). RAVEN, ITH, TERRA and TMC, are each a “Party” and collectively, whether two or more, are “Parties” to this Agreement.

RECITALS

A.
In February of 2010, ITH and American Mining Corporation entered into a Letter of Intent (“LOI”) concerning a possible joint venture concerning mining properties located in the Mt. McKinley Recording District, State of Alaska (collectively the Terra Gold Project), and American Mining Corporation paid a deposit in the amount of Ten Thousand Dollars ($10,000) to be applied to its initial contribution to that joint venture if and when applicable.

B.
Under the joint venture contemplated by the LOI, ITH would contribute the Terra Gold Project properties and related assets to the joint venture, and American Mining Corporation could earn a majority interest in those properties over a three year period by making option payments, funding operations at or above agreed upon levels, and issuing an agreed upon number of shares to ITH.

C.	In May of 2010, TMC succeeded to American Mining Corporation’s interest in the LOI, as amended.

D.
During the summer of 2010, ITH and TMC undertook the prior steps needed to form a joint venture for the purposes of exploration, evaluation, and if appropriate the development and mining of mineral resources within the Terra Gold Project, acting through their respective Alaska subsidiaries during that time, RAVEN and TERRA, with RAVEN and TERRA designated as the Participants to the Terra Gold Project joint venture.

E.
Prior to the Effective Date, TMC and TERRA in good faith undertook actions and expenditures to benefit the contemplated Terra Gold Project joint venture with the understanding that such expenditures would be applied towards TERRA’s initial earn-in funding milestone.

F.
Prior to the Effective Date, ITH spun off RAVEN, such that RAVEN was no longer a wholly owned subsidiary of ITH, and has agreed hereunder to convey to RAVEN all of its right, title and interest in the Terra Gold Project properties and assets.  As between   ITH and Raven, ITH has retained the right to receive option payments and shares received from TMC in furtherance of Terra’s Initial Contribution (as defined herein) and earn-in of interest in the Terra Gold Project.

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G.
On or about the same time, TMC entered into a reverse merger agreement and simultaneous private placement to secure funding for TERRA’s Initial Contribution and earn-in under the joint venture, with TMC to issue the share consideration under this Agreement to ITH following the closing of TMC’s reverse merger.

H.
RAVEN desires to contribute all right title and interest in the Terra Gold Project properties and assets that it will receive from ITH (as described in Exhibit A), except for reserving unto itself a sliding scale Net Smelter Returns royalty interest on Production (as described specifically in Exhibit A and as defined in Exhibit E) of precious metals or base metals established on the properties contributed as RAVEN’s Initial Contribution under the joint venture.

I.
TERRA wishes to participate with RAVEN in the exploration, evaluation, and if justified the development and mining of mineral resources within the Terra Gold Project in accordance with this Agreement, and RAVEN is willing to grant such rights to TERRA.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1           Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2           Cross-References. References to "Exhibits," "Articles," "Sections" and "Subsections" refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to "Paragraphs" and "Subparagraphs" refer to paragraphs and subparagraphs of the referenced Exhibits.

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ARTICLE II
NAME, PURPOSES AND TERM

2.1           General. RAVEN and TERRA hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

2.2           Name. The Assets shall be managed and operated by the Participants under the name of Terra Gold Project Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

2.3           Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a)	to conduct Exploration within the Area of Interest on an as-needed basis,

(b)	to acquire additional real property and other interests within the Area of Interest on an as-needed basis,

(c)	to evaluate the possible Development and Mining of the Properties, and, if determined by the Participants to be justified, to engage in Development and Mining,

(d)	to engage in Operations on the Properties,

(e)	to engage in marketing Products, to the extent provided by Article XI,

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4           Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 4.

2.5           Term. The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a "continuous basis" so long as production in commercial quantities is not halted for more than one year for reasons other than Force Majeure as provided for in Section 19.7.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES;
TITLE TO ASSETS; INDEMNITIES

3.1           Representations and Warranties of Both Participants. Except as expressly stated otherwise, as of the Effective Date each Participant warrants and represents to the other that:

(a)           it is a corporation duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)           it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all applicable corporate actions (i.e., authorizations and approvals by such board of directors and such shareholders) as may be required and third party consents (except for the consent of Ben Porterfield under Section XII.D of the Porterfield Lease, which RAVEN shall warrant and represent it has obtained as of the date RAVEN completes its Initial Contribution hereunder pursuant to Section 5.01(a)) as may be required to authorize and enable it to enter into and perform this Agreement have been properly taken;

(c)           it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)           it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of all Operations under this Agreement; and

(e)           this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2           Representations and Warranties of RAVEN. As of the date RAVEN makes its Initial Contribution hereunder pursuant to Section 5.01(a), RAVEN makes the following representations and warranties to TERRA:

(a)           RAVEN has delivered to or made available for inspection by TERRA all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

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(b)           With respect to unpatented state mining locations not located by RAVEN but which are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount titles of the United States (if any such title remains) and the State of Alaska: (i) all assessment work required to hold the unpatented state mining locations has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 2009, and through the rental year commencing on September 1, 2009 (for which rental was required to be paid on or before November 30, 2009); (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain said locations in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) said locations are free and clear of Encumbrances or defects in title; and (iv) RAVEN has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented state mining locations contains a valuable discovery of locatable minerals.

(c)           With respect to those Properties in which RAVEN holds an interest (as successor to the interest of lessee AngloGold Ashanti (USA) Exploration Inc.) under the Porterfield Lease, except as provided therein and subject to the rights of lessor Ben Porterfield thereunder (including but not limited to the right of lessor to conduct simultaneous operations under Section II.I thereunder), and except as provided in Paragraph 1.1 of Exhibit A: (i) RAVEN is in exclusive possession of such Properties; (ii) RAVEN has not received any notice of default of any of the terms or provisions of such lease; (iii) RAVEN has the authority under such lease to perform fully its obligations under this Agreement; (iv) to RAVEN's knowledge, such lease is valid and is in good standing; (v) RAVEN has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under such lease; and (vi) to RAVEN's knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.

(d)           With respect to the Properties, to RAVEN's knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

(e)           Except as to matters otherwise disclosed in writing to TERRA prior to the Effective Date,

(i)           to RAVEN's knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

(ii)           to RAVEN's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental Damage"); and

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(iii)           RAVEN has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant's "knowledge," the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.

3.3           Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. RAVEN has disclosed to TERRA all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by TERRA all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

3.4           Record Title. Title to the Assets contributed by RAVEN as its Initial Contribution pursuant to Section 5.1 shall be held by RAVEN, subject to this Agreement and to the Raven Royalty, until TERRA completes its Initial Contribution at which time, RAVEN shall convey a fifty-one percent (51%) undivided interest in the Assets into TERRA or TERRA’s designee, subject to this Agreement and to the Raven Royalty. The Participants agree to make such further conveyances of record title from time to time, as their Participating Interests are determined or recalculated pursuant to this Agreement.

3.5           Loss of Title. Following RAVEN’s completion of its Initial Contribution, any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of RAVEN or TERRA as to title shall be charged to RAVEN or TERRA, as the case may be.

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3.6           Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products or on the gross or net income derived therefrom, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements. If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall timely make such payment. Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments. In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

3.7           Indemnities/Limitation of Liability.

(a)           Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "Indemnified Participant") from and against the entire amount of any Material Loss. A "Material Loss" shall mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of dispute resolution (either threatened or pending) arising out of or based on a breach by a Participant ("Indemnifying Participant") of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i)           any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 3.6;

(ii)           any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

(iii)           failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII;

(iv)           any Transfer that causes termination of the tax partnership established by Section 4.2, against which the transferring Participant shall indemnify the non-transferring Participant as provided in Article V of Exhibit C; and

(v)           failure of a Participant or its Affiliates to comply with the preemptive right under Section 16.3.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of Two Hundred Thousand Dollars ($200,000) relating to breaches of warranties, representations and covenants contained in this Agreement. RAVEN's aggregate liability to all Indemnified Participants under this Section for breaches of the representations in Subsection 3.2(g) shall not, however, exceed the total value of TERRA’s Initial Contribution described in Subsection 5.1(b) below.

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(b)           If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnifying Participant's choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

4.1           No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner or the venturer of the other or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant or any Affiliate thereof, nor any of the directors, officers, employees, agents or attorneys of said Participant or Affiliate, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant, any Affiliate thereof, or said Participant’s or any of the directors, officers, employees, agents or attorneys of said Participant or Affiliate shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2           Federal Tax Elections and Allocations. Without changing the effect of Section 4.1, the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

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4.3           State Income Tax. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

4.4           Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

4.5           Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

4.6           Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

4.7           Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

4.8           Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

4.9           No Third Party Beneficiary Rights. Except for third parties indemnified under this Agreement, this Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection 3.7(a).

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ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS

5.1           Participants' Initial Contributions.

(a)           Subject to RAVEN’s right of withdrawal as set forth in Section 5.2, RAVEN’s Initial Contribution shall consist of the following two components described below in this Subsection 5.1(a) to be satisfied on or before October 14, 2010:

(1)           ITH hereby agrees to cause Talon Gold Alaska Inc. (“Talon”) to convey and assign unto RAVEN, all of Talon’s right, title and interest in and to the Assets described in Exhibit A. In addition, ITH and Raven agree to use their best efforts to obtain from Ben Porterfield the following:

(A)	his written consent to

(i)	the conveyance and assignment by Talon to Raven of all rights, titles, and interests of the “Lessee” under the Porterfield Lease, and

(ii)	the contribution by Raven of said rights, titles, and interests (excluding and subject to the Raven Royalty) to the Terra Gold Project Joint Venture formed under this Agreement, and

(B)	his written agreement as follows:

(i)
In light of Section II.F of the Porterfield Lease (which provides that Porterfield shall be entitled to receive royalty under the Porterfield Lease on any and all mineral products recovered by Lessee from Porterfield’s tailings), Porterfield agrees to amend the Porterfield Lease to delete from the Porterfield Lease the last bulleted point set out in Section II.I of the Porterfield Lease (set out on page 9 of 38, immediately prior to the commencement of Section III of the Porterfield Lease); and

(ii)
the “area of interest” referred to in Section II.G of the Porterfield Lease is agreed to comprise all lands within the geographic area made subject to that Lease as described by sections and quarter-sections.

(2)           RAVEN hereby agrees to contribute all of its right, title and interest in and to the Assets described in Exhibit A (except for and subject to the Raven Royalty) to the purposes of this Agreement. The amount of Dollars to be credited to RAVEN's Equity Account with respect to and upon the completion of RAVEN’s Initial Contribution shall be equal to Five Million Seven Hundred Sixty Four Thousand Seven Hundred Five Dollars and Eighty-Eight Cents ($5,764,705.88 [49/51 times $6,000,000]).

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(b)           Subject to TERRA's right of withdrawal as set forth in Section 5.2, TERRA’s Initial Contribution shall consist of the four components described below in this Subsection 5.1(b) to be satisfied on or before December 31, 2013. Upon completion of TERRA’s Initial Contribution, TERRA shall be deemed, automatically and without further act required by TERRA, to have earned an undivided fifty-one percent (51%) Participating Interest and RAVEN shall take all steps and execute all documents as necessary to convey to the Participants, as tenants in common, the following undivided interests in, to, and respecting the Assets (with the Properties being subject to the Raven Royalty), and to record evidence of the same:

TERRA:                      Fifty-one percent (51%);
RAVEN:                     Forty-nine percent (49%).

(i)           First, TERRA shall pay or cause to be paid directly to ITH an option payment equal to Three Hundred Thousand Dollars ($300,000), of which

(A)	Ten Thousand Dollars ($10,000) already has been paid prior to this Agreement as a deposit under the LOI,

(B)	Forty Thousand Dollars ($40,000) must be paid on or before execution of this Agreement,

(C)	One Hundred Thousand Dollars ($100,000) must be paid on or before December 31, 2011, and

(D)	One Hundred Fifty Thousand Dollars ($150,000) must be paid on or before December 31, 2012.

Payment of the amounts described in (C) and (D) of this Subsection is not an obligation of TERRA, but failure to make such payments timely shall - after notice to ITH and RAVEN and an opportunity to cure as provided in Subsection 5.2(b) - be deemed to constitute a withdrawal by TERRA from the Business, and the provisions of Subsection 5.2(b) shall apply.

(ii)           Second, TERRA shall fund or cause to be funded Operations under Subsection 5.1(c) totaling Six Million Dollars ($6,000,000) on or before December 31, 2013, of which

(A)
a total of One Million Dollars ($1,000,000) must be expended on or before December 31, 2011 (which amount must include a payment to the order of RAVEN in the amount of One Hundred Thousand Dollars ($100,000) as described below),

(B)
an additional Two Million Five Hundred Dollars ($2,500,000) (for a total of Three Million Five Hundred Thousand Dollars ($3,500,000) equaling  the $1,000,000 described in (A) plus this additional $2,500,000) must be expended on or before December 31, 2012 (which amount must include a second payment made to the order of RAVEN in the amount of One Hundred Thousand Dollars ($100,000) as described below (i.e., a total paid to RAVEN of $200,000 equaling the $100,000 described in (A) plus an additional $100,000)), and

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(C)
an additional Two Million Five Hundred Thousand Dollars (for a total of Six Million Dollars ($6,000,000) equaling the $3,500,000 described in (B) plus this additional $2,500,000) must be expended on or before December 31, 2013.

In determining whether such funding obligation has been met, only costs (including costs incurred by TERRA both before and after the Effective Date so long as such costs otherwise are properly chargeable to the Business Account, but excluding any costs incurred to buy down the royalty interest of  Ben Porterfield under the Porterfield Lease) that are properly chargeable to the Business Account under Exhibit B shall be included ("Qualifying Expenses"); provided, however, TERRA shall be entitled to an Administrative Charge, as described in Section 8.2, on all Qualifying Expenses other than $100,000 payments paid to the order of RAVEN as described in (A) and (B) and below) during the time it is making Qualifying Expenses, which Administrative Charge shall be included in Qualifying Expenses. The Participants agree that TERRA’s total payment to RAVEN of  Two Hundred Thousand Dollars ($200,000) as described in (A) and (B) of this Subsection shall constitute TERRA’s share of the cost of constructing the 20-man camp for the Properties. Expenditure of the amounts described in (A), (B) and (C) of this Subsection is not an obligation of TERRA, but failure to expend such amounts timely, or to make timely either of the payments to RAVEN as described in (A) and (B), shall—after notice to RAVEN and an opportunity to cure as provided in Subsection 5.2(b)—be deemed to constitute a withdrawal by TERRA from the Business, and the provisions of Subsection 5.2(b) shall apply.

(iii)           Third, promptly upon completion of its reverse merger but no later than the first anniversary of the Effective Date, TMC shall tender to ITH Two Hundred and Fifty Thousand (250,000) common shares (adjusted for any splits, reverse splits, exchanges upon merger or consolidation, or similar corporate transactions occurring after the Effective Date) of its stock, with a total of an additional Five Hundred Thousand (500,000) common shares (adjusted for any splits, reverse splits, exchanges upon merger or consolidation, or similar corporate transactions occurring after the Effective Date) of its stock to be delivered  to ITH as follows:  Two Hundred and Fifty Thousand (250,000) shares to be tendered to ITH on or before December 31 of each of 2011 and 2012.  At its election, at any time prior to December 31, 2011 or 2012, as applicable, TMC may issue such additional shares into escrow prior to tender to ITH.  All shares shall be subject to a two (2) year lock up sale restriction. Issuance of such common shares is subject to approval of any applicable stock exchange. Should TMC not have such approval within one year of the Effective Date, the common shares shall be issued from TMC’s treasury shares. For purposes of valuation, the TMC shares shall be equal to the then current market price at the time they are issued, either directly to ITH or into escrow. If TMC is a publicly traded company trading on any Canadian or United States stock exchange at the date of tender, the then current market price shall equal the thirty (30) day trailing average price of TMC common shares sold on the stock exchange on which TMC is traded on the date five (5) business days prior to tender. If TMC is not a publicly traded company at the date of tender, the then current market price shall equal the price of the most recent private placement completed for ownership in TMC. Tender to ITH of stock as described in this paragraph is not an obligation of TERRA, but failure to tender to ITH timely the number of shares required to be tendered shall—after notice to ITH and RAVEN and an opportunity to cure as provided in Subsection 5.2(b)—be deemed to constitute a withdrawal by TERRA from the Business, and the provisions of Subsection 5.2(b) shall apply.

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(iv)           As the fourth and final component of its Initial Contribution, TERRA shall contribute sample and survey data, laboratory analyses, written reports and interpretations, if any, obtained during its due diligence investigation of the Assets and conduct of Operations during the making of its Initial Contribution. Failure to satisfy this fourth requirement on or before December 31, 2013 shall—after notice and an opportunity to cure as provided in Subsection 5.2(b)—be deemed to constitute a withdrawal by TERRA from the Business, and the provisions of Section 5.2(b) shall apply.

(v)           Any performance by TERRA in excess of the stated amounts for each year shall be credited towards TERRA’s subsequent year(s) commitment to the Initial Contribution.

(vi)           Upon completion of its Initial Contribution, the amount of Dollars to be credited to TERRA's Equity Account shall be equal to Six Million Dollars ($6,000,000).

(c)           Subject only to the provisions of Section 9.1, until TERRA has completed its Initial Contribution and until TERRA has completed its Secondary Contribution if Terra has elected to make a Secondary Contribution under Subsection 5.3 TERRA shall have the sole right to determine the nature, timing, scope, extent and method of all Operations without any obligation to hold meetings of the Management Committee, to prepare Programs and Budgets for review, comment or approval by RAVEN, or to obtain the approval or consent of RAVEN or the Management Committee. In conducting such Operations, TERRA shall be entitled, but shall not be obligated (except (i) for or with respect to Environmental Compliance and (ii) to the extent necessary to maintain the Properties (including but not limited to the Porterfield Lease) in good standing through the end of each calendar year during which this Agreement is in effect on June 1 of said calendar year), to exercise any of the applicable powers of the Manager in Section 8.2, except that until TERRA has completed its Initial Contribution it shall not be entitled or required to perform the activities described in Subsections 8.2(g), (i), (l) and (s) that would otherwise require consent of the Management Committee or of RAVEN. For all such Operations, TERRA shall provide for accrual of reasonably anticipated Environmental Compliance expenses, which shall constitute Qualifying Expenses, and upon completion of its Initial Contribution, TERRA shall transfer any accrued but unexpended amounts to the Environmental Compliance Fund established under Paragraph 2.14 of Exhibit B. Prior to completion of its Initial Contribution and its Secondary Contribution if it has elected to make a Secondary Contribution under Subsection 5.3, TERRA, in lieu of any reporting requirements under this Agreement, shall:

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(i)           keep RAVEN generally informed concerning all material Operations and other material activities affecting the Properties;

(ii)           within thirty (30) days after the end of each calendar quarter, furnish to RAVEN a reasonably detailed written report of all Operations conducted on or for the benefit of the Properties during the preceding quarter;

(iii)           make available for inspection and copying by RAVEN all factual and interpretive reports, studies and analyses concerning the Properties, and make all core and other samples available for inspection by RAVEN; and

(iv)           on or before each December 15 immediately following each anniversary of the Effective Date, submit to RAVEN a statement of Qualifying Expenses incurred during the preceding year.

TERRA makes no representation or warranty, express or implied, as to the accuracy or completeness of the data and information provided to RAVEN in accordance with (i) through (iv) above.

(d)           RAVEN shall provide TERRA with written notice of any exceptions it may have to the statement of Qualifying Expenses submitted to it as provided above within three (3) months after receipt of the statement. Failure to provide such notice within the three (3) month period shall constitute acceptance by RAVEN of the stated Qualifying Expenses.

5.2           Failure to Make Initial Contribution.

(a)           RAVEN’s failure to make its Initial Contribution in accordance with the provisions of this Article, if not cured within ninety (90) days after notice by TERRA of such failure, shall be deemed to be a withdrawal of RAVEN from the Business. Upon such event, RAVEN and ITH shall immediately refund all funds received hereunder or under the LOI from TERRA, TMC, their Affiliates or their predecessors in interest, as well as reimburse TERRA for any Qualifying Expenses TERRA funded towards Operations prior to RAVEN’s default as well as one hundred percent (100%) of the amount needed to satisfy TERRA's contractual obligations to third parties made on behalf of the Business prior to RAVEN’s default. Nor shall such withdrawal relieve RAVEN of its responsibility to fund and satisfy RAVEN’s share of liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising prior to RAVEN’s withdrawal, which responsibility shall be based on RAVEN’s initial Participating Interest.

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(b)           TERRA's failure to make its Initial Contribution in accordance with the provisions of this Article, if not cured where permitted within ninety (90) days (or in the case of any failure to pay cash, within thirty (30) days) after notice by RAVEN or ITH of such failure, shall be deemed to be a withdrawal of TERRA from the Business, the termination of all of its rights and interests hereunder and a transfer of all of said rights and interests and of its Capital Account to RAVEN. Upon such event, TERRA shall have no further right, title or interest in the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed. Subject to Subsection 5.2(c) below, TERRA's withdrawal shall be effective upon such failure, but such withdrawal shall not relieve TERRA of its obligation to RAVEN to fund Operations up to the amount of TERRA's contractual obligations to third parties, nor shall such withdrawal relieve TERRA of its responsibility to fund and satisfy TERRA's share of liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising prior to TERRA's withdrawal, which responsibility shall be based on the initial Participating Interest that TERRA would have earned had it completed its Initial Contribution.

(c)           Notwithstanding Subsection 5.2(b) above, in the event TERRA, within one year after the Effective Date, determines that conditions existed on the Properties as of the Effective Date which may, in TERRA's judgment, result in violation of Environmental Laws, TERRA shall have the right to withdraw from the Business by giving written notice to RAVEN of such withdrawal. TERRA's withdrawal shall be effective upon receipt by RAVEN of such notice. Such withdrawal shall relieve TERRA of its responsibility to fund and satisfy TERRA's share of liabilities to third parties (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, other than those arising out of Operations conducted by TERRA after the Effective Date and prior to its withdrawal. TERRA shall fund and satisfy one hundred percent (100%) of such liabilities only until it has contributed the full amount of its agreed contribution to the then currently adopted Program and Budget.  Except as provided in this Subsection and except as may be otherwise expressly provided herein, TERRA's withdrawal shall relieve TERRA from any other obligation to make contributions hereunder.

5.3           Additional Contributions. At such time as TERRA has completed its Initial Contribution, TERRA may elect, at its sole discretion, to earn an additional twenty-nine percent (29%) Participating Interest, for a total Participating Interest of eighty percent (80%), by completing a secondary contribution consisting of undertaking, or causing TMC to undertake, as the case may be, the following three actions (“Secondary Contribution”):

(a)           First, TERRA shall pay or cause to be paid directly to ITH an additional option payment equal to One Hundred Fifty Thousand Dollars ($150,000), payable on or before December 31, 2013.

(b)           Second, TERRA shall fund or cause to be funded Operations under Subsection 5.1(c) totaling an additional Three Million Fifty Thousand Dollars ($3,050,000) on or before December 31, 2014. In determining whether such funding obligation has been met, only Qualifying Expenses that are properly chargeable to the Business Account under Exhibit B shall be included.

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(c)           Third, TMC shall tender an additional Two Hundred Fifty Thousand (250,000) common shares (adjusted for any splits, reverse splits, exchanges upon merger or consolidation, or similar corporate transactions occurring after the Effective Date) of its stock to ITH on or before December 31, 2014. All shares shall be subject to a two (2) year lock up sale restriction. At its election, at any time prior to December 31, 2014, TMC may issue such shares into escrow prior to tender to ITH. Issuance of such common shares is subject to approval of any applicable stock exchange. Should TMC not have such approval, the common shares shall be issued from TMC’s treasury shares. For purposes of valuation, the TMC shares shall be equal to the then current market price at the time they are issued to ITH or into escrow. If TMC is a publicly traded company trading on any Canadian or United States stock exchange at the date of tender, the then current market price shall equal the thirty (30) day trailing average price of TMC common shares sold on the stock exchange on which TMC is traded on the date five (5) business days prior to tender. If TMC is not a publicly traded company at the date of tender, the then current market price shall equal the price of the most recent private placement completed for ownership in TMC.

Upon completion of TERRA’s Secondary Contribution, TERRA shall be deemed, automatically and without further act required by TERRA, to have earned an additional undivided twenty-nine percent (29%) Participating Interest and RAVEN shall take all steps and execute all documents as necessary to convey to TERRA an additional undivided twenty-nine percent (29%) interest in the Assets (subject to the Raven Royalty) out of RAVEN’s undivided forty-nine percent (49%) interest therein, and to record evidence of the same, after which conveyance RAVEN shall have the remaining undivided twenty percent (20%) interest in the Assets and a total Participating Interest hereunder of twenty percent (20%).

The total amount of Dollars deemed to be in TERRA’s Equity Account on the date it completes its Secondary Contribution, if at all, is Nine Million Fifty Thousand Dollars ($9,050,000 [$6,000,000 plus $3,050,000]), and the total amount of Dollars deemed to be in RAVEN's Equity Account on said date shall be equal to Two Million Two Hundred Sixty-Two Thousand Five Hundred Dollars  ($2,262,500 [20% of $9,050,000 + $ 2,262,500]).

5.4           Failure to Complete a Secondary Contribution. Making and completing the Secondary Contribution is solely at TERRA’s discretion. Should TERRA undertake but fail to complete a Secondary Contribution under Subsection 5.3 above, TERRA shall not earn an additional twenty-nine percent (29%) Participating Interest, but otherwise shall not be subject to any dilution, deemed withdrawal, termination, transfer of Participating Interest or Capital Account, or penalty, and the Equity Accounts of both TERRA and RAVEN shall remain as provided in Section 5.1.

5.5           Pro Rata Funding. During periods of sole funding by TERRA, RAVEN shall have no obligation to fund its pro rata share of expenditures, except in the event the Participants mutually agree to buy down the royalty interest of Ben Porterfield under the Porterfield Lease, which costs shall be borne pro rata by the Participants in proportion to their respective interests in the Business. Upon TERRA’s completion of its Secondary Contribution or upon TERRA’s completion of its Initial Contribution if TERRA does not elect to make, or does not complete, a Secondary Contribution, the Participants, subject to any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

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ARTICLE VI
INTERESTS OF PARTICIPANTS

6.1           Initial Interests in the Business and Participating Interests.

Upon RAVEN’s completion of its Initial Contribution under Section 5.1(a) and prior to TERRA’s completion of its Initial Contribution under Section 5.1(b), the Participants shall have the following Participating Interests:

RAVEN                      -     100%
TERRA                      -     0%;

provided, however, that as of the Effective Date the Participants shall have the following initial interests in the Business (which initial interests shall equal each Participant’s respective share of any Products produced and sold from the Properties and of any costs incurred in connection with matters requiring pro rata funding, but which initial interests in the Business do not correspond to or constitute the Participating Interests of the Participants until such time as TERRA has completed its Initial Contribution):

RAVEN                      -           49%
TERRA                      -           51%.

Upon TERRA’s completion of its Initial Contribution under Section 5.1(b), the Participants shall have the following Participating Interests which shall equal the interests of each Participant in the Business:

RAVEN                      -           49%
TERRA                      -           51%.

6.2           Changes in Participating Interests.  Following the Participants’ completion of their respective Initial Contributions, the Participating Interests shall be eliminated or changed as follows:

(a)           (i)           Upon the satisfactory making by TERRA of its Secondary Contribution as provided in Section 5.3; or

(ii)           upon withdrawal or deemed withdrawal as provided in Sections 5.2, 6.3, and Article XII;

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(b)           Upon an election by either Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

(c)           In the event of default by either Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

(d)           Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XVI; or

(e)           Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.3           Elimination of Minority Interest.

(a)           A Reduced Participant whose Recalculated Participating Interest becomes less than ten percent (10%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the Reduced Participant's Capital Account shall be transferred to the remaining Participant. In such event, the Reduced Participant shall execute and deliver to the remaining Participant an appropriate conveyance of all of the Reduced Participant’s right, title and interest in the Assets, subject to any Encumbrances described in Paragraph 1.1 of Exhibit A or to which the Participants have agreed, and the Remaining Participant shall execute and deliver to the Reduced Participant an additional conveyance of a one percent (1%) interest in Net Smelter Returns, as defined in Exhibit E, on all Products, if any, realized after the effective date of the withdrawal. Upon receipt of such conveyance, and subject to Section 6.4 and any Encumbrances described in Paragraph 1.1 of Exhibit A or to which the Participants have agreed, the Reduced Participant shall thereafter have no other right, title, or interest in the Assets or under this Agreement, and the tax partnership established by Exhibit C shall dissolve pursuant to Paragraph 4.2 of Exhibit C.

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(b)           The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of ten percent (10%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to any Net Smelter Returns interest arising under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent (10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d), including of any Net Smelter Returns interest arising under Subsection 6.3(a) to which such Participant may be entitled for such Program Period.

6.4           Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of either Participant's Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant's share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant's initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to a Net Smelter Returns interest pursuant to Subsection 6.3(a).

6.5           Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, shall be made quarterly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

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6.6           Grant of Lien and Security Interest.

(a)           Subject to Section 6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)           The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

6.7           Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (excluding (a) any Encumbrances described in Paragraph 1.1 of Exhibit A held by a Participant and not contributed hereunder and (b)  any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1           Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee initially shall consist of two (2) members appointed by RAVEN and two(2) members appointed by TERRA. Upon TERRA’s completion of a Secondary Contribution under Subsection 5.3 above such that it has a eighty percent (80%) Participating Interest or either Participant otherwise acquiring a Participating Interest of sixty percent (60%) or greater, the Management Committee shall consist of five (5) members, with each Participant allowed to appoint a member to the Management Committee for each twenty percent (20%) Participating Interest it holds. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. For so long as TERRA remains Manager, TERRA shall designate one of its members to serve as the chair of the Management Committee.

7.2           Decisions. After TERRA has completed its Initial Contribution and its Secondary Contribution if it has elected to make a Secondary Contribution, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over fifty percent (50%) shall determine the decisions of the Management Committee.

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7.3           Meetings.

(a)           After TERRA has completed its Initial Contribution and its Secondary Contribution if it has elected to make a Secondary Contribution, the Management Committee shall hold regular meetings at least annually in Anchorage, or at other agreed places. The Manager shall give fourteen (14) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)           If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon fourteen (14) days notice to the other Participant.

(c)           Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least seven (7) days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within thirty (30) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

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7.4           Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take actions in writing signed by all members.

7.5           Matters Requiring Approval. Except as provided in Subsection 5.1(c) and as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII
MANAGER

8.1           Appointment. The Participants hereby appoint TERRA as the Manager with overall management responsibility for Operations. TERRA hereby agrees to serve until it resigns as provided in Section 8.4.

8.2           Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets. Beginning as of the Effective Date, the Manager shall be entitled to receive a management fee, which fee may be adjusted from time to time but except to the extent specifically provided otherwise in Exhibit B shall never be less than eight percent (8%) (“Administrative Charge”) for its performance of the following powers and duties:

(a)           The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

(b)           The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)           The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

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(d)           The Manager may conduct such title examinations of the Properties and undertake to cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment. The Participants agree to use good faith efforts to promptly assist the Manager in curing any title defects relating to the Properties.

(e)           The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income and taxes, including production taxes, attributable to a Participant's share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

(f)           The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(g)           The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of One Hundred Thousand Dollars ($100,000) in cash or value.

(h)           The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

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(i)           The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Twenty-five Thousand Dollars ($25,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

(j)           The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k)           The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented federal or state mining locations included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of all such locations shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the locations, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager's standard of care under Section 8.3. The Manager shall timely record with the appropriate recording district and file with the appropriate federal or state agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the locations, in each case in sufficient detail to reflect compliance with the requirements applicable to each location. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager's standard of care under Section 8.3.

(l)           If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented federal or state mining location, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or millsite leases or other forms of mineral or surface tenure for any such unpatented locations, (iv) abandon any unpatented federal or state mining locations for the purpose of locating or otherwise acquiring from the United States or the State of Alaska mineral or surface rights to the ground covered thereby, (v) exchange with or convey to the United States or the State of Alaska or any other landowner or mineral owner any of the Properties for the purpose of acquiring rights to the ground covered thereby or adjacent ground, and (vi) convert any unpatented federal or state mining locations into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

(m)           The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

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(n)           The Manager shall maintain Equity Accounts for each Participant. Each Participant's Equity Account shall be credited with the deemed value of such Participant's contributions under Subsections 5.1(a) and 5.1(b) and under Section 5.3, and shall be credited with amounts contributed by each Participant under Section 5.5. Each Participant's Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

(o)           Subject to Subsection 5.1(c), the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) quarterly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within thirty (30) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

(p)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

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(q)           The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(r)           The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(s)           If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(t)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

8.3           Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4           Resignation; Deemed Offer to Resign. The Manager may resign upon not less than three (3) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

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(a)           The aggregate Participating Interest of the Manager and its Affiliates becomes less than fifty percent (50%);

(b)           The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;

(c)           The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

(d)           A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e)           The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)           Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

8.5           Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

8.6           Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm's-length transactions with unrelated persons.

8.7           Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

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ARTICLE IX
PROGRAMS AND BUDGETS

9.1           Initial Program and Budget. A preliminary draft Initial Program and Budget is attached as Exhibit G.  On or before October 14, 2010, the Participants shall agree to a final Initial Program and Budget which shall supersede and replace such preliminary draft as Exhibit G.

9.2           Operations Pursuant to Programs and Budgets. Except as otherwise provided in Subsection 5.1(c), Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3           Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

9.4           Review and Adoption of Proposed Programs and Budgets. Unless the Management Committee approves a longer period for response, within thirty (30) days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

(a)           Notice that the Participant approves any or all of the components of the proposed Program and Budget;

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(b)           Modifications proposed by the Participant to the components of the proposed Program and Budget; or

(c)           Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

9.5           Election to Participate.

(a)           By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

(b)           If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be reduced as provisionally recalculated by dividing: (A) the sum of (1) the amount credited to the Reduced Participant's Equity Account with respect to its Initial Contribution under Section 5.1 and any completed Secondary Contribution under Section 5.3, (2) the total of all of the Reduced Participant's contributions under Section 5.5, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

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(c)           Whenever the Participating Interests are recalculated pursuant to this Subsection 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

9.6	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

(a)           If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)           If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant's actual contribution to the adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under Subsection 9.5(a).

(c)           If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within fourteen (14) days of receiving the Manager's report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant's proportionate share (at the Reduced Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus three (3) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice, whereupon the Reduced Participant’s former Participating Interest shall be restored. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

(d)           All recalculations under this Section IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interest as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant's share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant's obligation to make such contributions, reimbursements or adjustments.

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(e)           Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

9.7           Pre-Feasibility Study Program and Budgets.

(a)           At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 7.3. If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within thirty (30) days following adoption of the proposal.

(b)           Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

(i)           analyses of various alternatives for mining, processing and beneficiation of Products;

(ii)           analyses of alternative mining, milling, and production rates;

(iii)           analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

(iv)           analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

(v)           estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

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(vi)           analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

(vii)           conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

(viii)           conduct of hydrology and other studies related to any required dewatering; and

(ix)           conduct of other studies and analyses approved by the Management Committee.

(c)           The Manager shall have the discretion to base its and any Feasibility Contractors‘ Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

9.8           Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

(a)           the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;

(b)           reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:

(i)           capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

(ii)           expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

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(iii)           expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

(iv)           all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

(c)           a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Subsection 9.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

(d)           a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

(e)           an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and

(f)           such other information as the Management Committee deems appropriate.

Within sixty (60) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.

9.9           Programs and Budgets for Feasibility Study. Within thirty (30) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

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9.10           Development Programs and Budgets; Project Financing.

(a)           Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until sixty (60) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

(b)           Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than sixty (60) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work ("Bid Report"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred twenty percent (120%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 7.2 and 9.4.

(c)           If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

9.11           Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

9.12           Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of TERRA's Initial Contribution and Secondary Contribution if TERRA has elected to make and complete a Secondary Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than twenty percent (20%) in the aggregate, then the excess over fifteen percent (15%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of twenty percent (20%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

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9.13           Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1           Quarterly Statements. After completion of TERRA's Initial Contribution, and Secondary Contribution if TERRA has elected to make and complete a Secondary Contribution, the Manager shall promptly submit to the Management Committee quarterly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding calendar quarter.

10.2           Cash Calls. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each calendar quarter a billing for estimated cash requirements for the next calendar quarter. Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ninety (90) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3           Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Interest Rate, but in no event shall the annual rate exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

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10.4           Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "Cover Payment"). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

10.5           Remedies. The Participants acknowledge that if either Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

(a)           The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

(b)           The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted, or eliminated subject to Section 6.3, as follows:

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(i)           For a default relating to a Program and Budget, the Reduced Participant's Participating Interest shall be reduced by an amount equal to two and one-half (2.5) times the amount of the reduction that would have been made pursuant to Section 9.5(b) had the defaulting Participant not defaulted but instead elected not to contribute the amount that the defaulting Participant failed to contribute, and the Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant made pursuant to this Subsection. For example, if a Participant would have had its Participating Interest reduced from 40% to 30% pursuant to Section 9.5(b), then the reduction that that Participant—as a defaulting Participant subject to this Section 10.5(b)(i)—shall suffer is 2.5 times 10%, or 25%, such that the defaulting Participant’s Participating Interest would become 40% minus 25%, or 15%, and the non-defaulting Participant’s Participating Interest would become 60% plus 25%, or 85%..

(ii)           For a default resulting in the Reduced Participant’s Recalculated Participating Interest being less than ten percent (10%), the defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant pursuant to Section 6.3(a) and the defaulting Participant shall thereafter have no right, title or interest in the Assets except for the interest in Net Smelter Returns required to be conveyed to the Reduced Participant pursuant to Section 6.3(a), but shall remain liable to the extent provided in Section 6.4.

(iii)           Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

(iv)           Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

10.6           Audits.

(a)           After completion of TERRA’s Initial Contribution and Secondary Contribution if TERRA has elected to make and complete a Secondary Contribution, within one hundred eighty days (180) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted United States auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

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(b)           Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. Only written exceptions to and claims upon the Manager for discrepancies disclosed by such audit made within three (3) months after receipt of the audit by a Participant shall be deemed valid audit claims, qualifying for further review and resolution.

ARTICLE XI
DISPOSITION OF PRODUCTION

11.1           Taking In Kind. Once RAVEN completes its Initial Contribution under Section 5.1(a) and continuing until TERRA completes its Initial Contribution under Section 5.1(b), each Participant shall take in kind or separately dispose of its share of all Products in proportion to its interest in the Business (51% for TERRA and 49% for RAVEN during TERRA’s period for completing its Initial Contribution), without adjustments being made to the Participants’ respective Equity Accounts for the value of any such Products taken in kind or separately disposed of during such period. Upon TERRA’s completion of its Initial Contribution, if TERRA has elected to make a Secondary Contribution, each Participant shall take in kind or separately dispose of its share of all Products in proportion to its interest in the Business (80% for TERRA and 20% for RAVEN during TERRA’s period for completing its Secondary Contribution), without adjustments being made to the Participants’ respective Equity Accounts for the value of any such Products taken in kind or separately disposed of during such period.  Otherwise, if TERRA has completed its Initial Contribution but has not elected to make a Secondary Contribution, or if the period for TERRA to complete a Secondary Contribution has run without Terra having completed its Secondary Contribution, each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest, with the Participants’ Equity Accounts adjusted on an ongoing basis pursuant to Section 8.2(n). Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.  A Participant shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate its share of Products.

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11.2           Failure of Participant to Take In Kind. If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 11.1, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

11.3           Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
WITHDRAWAL AND TERMINATION

12.1           Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

12.2           Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving ninety (90) days notice of termination to the other Participant.

12.3           Withdrawal. A Participant may elect to withdraw from the Business by (i) failing to complete its Initial Contributions as required by Subsection 5.1, or (ii) giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice whereby the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

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12.4           Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

12.5           Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business, in accordance with Exhibit C. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

12.6           Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for two (2) years after the effective date of withdrawal. If a withdrawing Participant, or an Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant's Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

12.7           Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

12.8           Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Sections 5.2 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

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ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1           General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant ("Acquiring Participant") or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement except that unless expressly agreed to by the Participants, no interest acquired or proposed to be required shall be made subject to an Encumbrance existing upon the Assets. Moreover, unless expressly agreed to by the Participants, any acquisition or proposed acquisition of interest within the Area of Interest during the term of this Agreement shall not burden or encumber the existing Assets, including for purposes of illustration by subjecting the Assets to area of interest restrictions, royalty obligations, or pre-emptive rights. RAVEN and TERRA and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims or mining locations outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

13.2           Notice to Non-Acquiring Participant. Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any burdens or encumbrances upon the lands and minerals covered by the acquisition, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

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13.3           Option Exercised. Within thirty (30) days after receiving the Acquiring Participant's notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

13.4           Option Not Exercised. If the other Participant does not give such notice within the thirty (30) day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

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ARTICLE XV
SUPPLEMENTAL BUSINESS AGREEMENT

At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement ("Supplemental Business"), and the Participants shall enter into a new agreement ("Supplemental Business Agreement") for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.

ARTICLE XVI
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

16.1           General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.

16.2           Limitations on Free Transferability. Any Transfer by either Participant under Section 16.1 shall be subject to the following limitations:

(a)           Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

(b)           No transferee of all or any part of a Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

(c)           Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(d)           No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

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(e)           Neither Participant, without the consent of the other Participant, shall make a Transfer that shall cause termination of the tax partnership established by Section 4.2. If such termination is caused, the transferring Participant shall indemnify the other Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefor arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified Participant.

(f)           In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

(i)           agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii)           notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

(A)           the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

(B)           the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

(C)           all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 16.2(f)(ii).

(g)           If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant's financing payment or performance of that Participant's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

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(i)           the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)           the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least sixty (60) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant's Participating Interest at a public sale; and

(iii)           the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest;

(h)           If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.

16.3           Preemptive Right. Any Transfer by either Participant under Section 16.1 shall be subject to a preemptive right of the other Participant as described below.

(a)
If either Participant intends to Transfer all or any part of its Participating Interest (“Transferring Entity”), such Participant shall promptly notify the other Participant of such intent.  The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale.  If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency).

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(b)
The other Participant shall have ninety (90) days from the date such notice is received to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the notice.  If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered.

(c)
If the other Participant fails to so elect within said ninety (90) day period, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to the third party at a price and on terms no less favorable to the Transferring Entity than those offered.  Failure by the Transferring Entity to consummate the Transfer to a third party within said following ninety (90) day period shall revive the pre-emptive right of the other Participant. Any subsequent proposal to Transfer such interest shall be conducted in accordance to the procedures set forth in this Subsection.

(d)	These procedures shall not apply to the following:

(i)
Transfer by either Participant of all or any part of its interest to an Affiliate; pursuant to a corporate consolidation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests and be subject to substantially all of the liabilities and obligations of that Participant; or corporate merger or amalgamation by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant.

(ii)	Subject to Section 16.2, the grant by either Participant of a security interest in its Participating Interest by Encumbrance.

(iii)	The creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant.

(iv)	A sale or other commitment or disposition of Products or proceeds from a sale of Products by either Participant upon distribution to it pursuant to Article XI.

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ARTICLE XVII
DISPUTES

17.1           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alaska, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

17.2           Venue. The Participants agree that the location for any arbitration proceeding shall be Denver, Colorado.

17.3           Dispute Resolution. The Parties prefer to attempt to settle and resolve any controversy or claim relating to this Agreement informally through good faith face-to-face negotiations between executive representatives of each Party having the authority to settle. Representatives of the parties to the dispute shall meet within sixty (60) days of a Party’s written notice to the other Parties providing the specifics of a dispute requiring resolution. If the Parties to the dispute have not reached a mutually agreeable resolution to such dispute within thirty (30) days of the meeting, any affected Party may seek resolution via binding arbitration pursuant to the American Arbitration Association rules of arbitration.

17.4           Fees and Costs. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Participants shall be resolved in accordance with applicable Law. If arbitration is initiated for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys' fees and other costs incurred in that arbitration proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE XVIII
CONFIDENTIALITY, OWNERSHIP, USE AND
DISCLOSURE OF INFORMATION

18.1           Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 18.3 and 18.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

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18.2           Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement ("Enhancements"), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 18.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant's sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

18.3           Permitted Disclosure of Confidential Business Information. Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

The Participant disclosing Confidential Information pursuant to this Section 18.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

18.4           Disclosure Required By Law. Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant. Prior to any disclosure of Confidential Information under this Section 18.4, the disclosing Participant shall give the other Participant at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

48

18.5           Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws or stock exchange rule; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.

ARTICLE XIX
GENERAL PROVISIONS

19.1           Notices. All notices, payments and other required or permitted communications ("Notices") to a Party shall be in writing, and shall be addressed respectively as follows:

49

If to RAVEN:                                                         Raven Gold Alaska Inc.
c/o International Tower Hill Mines Ltd.
1920 – 1188 W. Georgia St.
Vancouver, B.C.  V6E 4A2  Canada
Attention:                      Jeff Pontius
Telephone:                      (604) 408-7488

With a Copy to:            Raven Gold Alaska Inc.
c/o International Tower Hill Mines Ltd.
9137 Ridgeline Blvd. Suite 250
Highlands Ranch, CO 80129 USA
Attention:                      Russell Myers
Telephone:                      (303) 470-8700

If to ITH:	International Tower Hill Mines Ltd.
1920 – 1188 W. Georgia St.
Vancouver, B.C.  V6E 4A2  Canada
Attention:                      Jeff Pontius
Telephone:                      (604) 408-7488

With a Copy to:            International Tower Hill Mines Ltd.
9137 Ridgeline Blvd. Suite 250
Highlands Ranch, CO 80129 USA
Attention:                      Russell Myers
Telephone:                      (303) 470-8700

If to TERRA:	Terra Gold Corporation
1256 W Elmira Rd
Sandpoint, ID  83864 USA
Attention:                      Gregory Schifrin
Telephone:                      (208) 265-5858
Cell:                                  (208) 290-1180

If to TMC:	Terra Mining Corporation
1256 W Elmira Rd
Sandpoint, ID  83864 USA
Attention:                      Gregory Schifrin
Telephone:                      (208) 265-5858
Cell:                                  (208) 290-1180

50

All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return  receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

19.2           Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

19.3           Currency. All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.

19.4           Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

19.5           Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant's right thereafter to enforce any provision or exercise any right.

19.6           Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

19.7           Force Majeure. Except for the obligation to make payments when due hereunder, or obligations to maintain the Properties in good standing, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, volcanic eruption, sink holes, flood, drought or other severe or unusually adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by Native or tribal entities or groups, environmental entities or groups, or other similar special interest groups; or any other cause, whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

51

19.8           Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable statute or rules. If, however, any such violation should inadvertently occur, the Participants hereby agree to undertake all actions reasonably necessary, including initiation of arbitration if required, to reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

19.9           Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

19.10           Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

19.11           Memorandum. A mutually agreeable memorandum or short form of this Agreement, in the form attached hereto as Exhibit H, shall be executed and acknowledged by RAVEN on or before October 14, 2010, and by TERRA as soon as possible thereafter, and then delivered to the Manager for recording and filing in those appropriate recording districts, government agency offices, and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, government agency offices, and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

19.12           Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

52

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

RAVEN GOLD ALASKA INC.

By:/s/ Jeff Pontius, President

INTERNATIONAL TOWER HILL MINES LTD.

By: /s/ Jeff Pontius, President

TERRA GOLD CORPORATION

By:/s/ Gregory Schifrin
Gregory Schifrin, President & CEO

TERRA MINING CORPORATION
By/s/ Gregory Schifrin
Gregory Schifrin, President & CEO

53

EXHIBIT A                                ASSETS AND AREA OF INTEREST

EXHIBIT A
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska Inc.
And
Terra Gold Corporation

ASSETS AND AREA OF INTEREST

1.1           PROPERTIES; TITLE EXCEPTIONS AND ENCUMBRANCES

PROPERTIES:

The Properties comprise the following:

(a)	the State of Alaska mining locations described in Schedule 1 attached hereto;

(b)
the rights, titles, and interests of the “Lessee” under that certain Lease dated March 22, 2005, between lessor Ben Porterfield and lessee AngloGold Ashanti (USA) Exploration Inc., (“Porterfield Lease”) respecting the State of Alaska mining locations described in Schedule 2 attached hereto.

Included within the Properties described in 1.1(b) above are

(i)
the right of the “Lessee” under Section V.C.3 of the Porterfield Lease to purchase from the “Lessor” under the Porterfield Lease a 1.00% Net Smelter Returns royalty out of said Lessor’s reserved royalties described in Sections V.C.1 and V.C.2, for a purchase price of $1,000,000; and,

(ii)
the right of the “Lessee” under Section V.C.3 of the Porterfield Lease to purchase from the “Lessor” under the Porterfield Lease—if “Lessee” has previously exercised its right to purchase a 1.00% Net Smelter Returns Royalty as described in (i) above—an additional 1.00% Net Smelter Returns royalty out of said Lessor’s reserved royalties described in Sections V.C.1 and V.C.2, for a purchase price of an additional $3,000,000.

The Participants agree that any monies expended to acquire either the first or both of said 1.00% Net Smelter Returns royalties from the “Lessor” under the Porterfield Lease shall not constitute Qualifying Expenses under the Agreement. The Participants further agree that any such acquisition shall be initiated by either Participant utilizing the procedures set forth in Sections 13.2, 13.3, and 13.4 of the Agreement, except that TERRA may not initiate such acquisition until it has made its Initial Contribution in full.

TITLE EXCEPTIONS AND ENCUMBRANCES:

(i)
Raven Royalty. Upon execution of a Memorandum Joint Venture Agreement in the form of Exhibit H by which Raven shall convey and assign the Properties to itself to hold in accordance with Section 3.4 of the Agreement and otherwise for the purposes of the Terra Gold Project Joint Venture, Raven also shall except and reserve unto itself—free and clear of the Agreement and of the Terra Gold Project Joint Venture—the Raven Royalty, to have and to hold forever. As agreed by the Parties, the Raven Royalty is not and shall never become part of the Properties.

(ii)	Paramount title of the State of Alaska. Each of the state mining locations described in any Schedule attached hereto is subject to the following:

(A)	the paramount title of the State of Alaska in, to, and respecting all of the lands and waters included in said mining location, including but not limited to

(1)
all rights, titles, interests, and estates of the state in, to, or respecting oil, gas, coal, and other minerals or mineral materials in and under said lands that are not locatable minerals under state law,

(2)	the right of the state under AS 38.05.205 to require that the lands within any leasehold location be included in an upland mining lease before commercial mining operations may be conducted thereon,

(3)	the right of the state under AS 38.05.255 to conduct, or to authorize the conduct of, reasonable concurrent uses on, in, under, across, or through the lands included in said mining location,

(4)
the right of the state as underlying landowner to require that millsite leases or rights-of-way be acquired for uses typically authorized thereby under AS 38.05.255, AS 38.05.850, or other applicable authority,

(5)	all rights of the state to regulate acquisition and use of water rights under AS 46.15, and

(6)
all rights of the state as underlying landowner to require prior approval of all activities on state lands relating to development, mining, extraction, processing, recovery, and removal of minerals and to the reclamation, rehabilitation, restoration, and remediation of the lands affected thereby.

(B)	the rights of the State of Alaska as underlying landowner to receive rentals under AS 38.05.211 and royalties under AS 38.05.212.

(iii)
Porterfield Lease—Generally. The rights, titles, and interests of the “Lessee” under the Porterfield Lease are subject to the rights, titles, and interests retained by the “Lessor” thereunder in, to, and respecting each of the state mining locations described in Schedule 2 attached hereto (including but not limited to the minimum royalties and production royalties required to be paid under and pursuant to Sections V.B, V.C, and V.D of the Porterfield Lease, the right of said Lessor to conduct simultaneous operations under Section II.I of the Porterfield Lease, and the right of said Lessor to consent in advance to certain transfers under Section XII.D of the Porterfield Lease), and to the obligations and liabilities of the “Lessee” accrued or accruing under the Porterfield Lease.

(iv)
Porterfield Lease—Area of Interest. Those of the state mining locations described in Schedule 1 attached hereto that fall within the “Area of Interest” described in Section II.G of the Porterfield Lease have become part of the “Subject Property” under the Porterfield Lease and thus are subject to the rights, titles, and interests of the “Lessor” thereunder as if each of said state mining locations had been described in Schedule 2 attached hereto, and to the obligations and liabilities of the “Lessee” accrued or accruing under the Porterfield Lease. The map and legal description of the Area of Interest under the Porterfield Lease to which Ben Porterfield agrees prior to October 14, 2010, shall be attached to this Exhibit A prior to October 14, 2010.

(v)
Porterfield Lease—Area of Interest—Future Acquisitions. Any and all additional state mining locations or other interests in real property hereafter acquired by any Party to this Agreement within the “Area of Interest” described in Section II.G of the Porterfield Lease shall become part of the “Subject Property” under the Porterfield Lease and thus shall become subject to (A) the rights, titles, and interests of the “Lessor” thereunder as if each such state mining location or other interest had been described in Schedule 2 attached hereto, and (B) the obligations and liabilities of the “Lessee” accrued or accruing under the Porterfield Lease.

(vi)
Taxing and Regulatory Authorities. The power of the United States, the State of Alaska, and relevant local governments, as governments, to impose and collect taxes of various types (including but not limited to the tax currently imposed under AS 43.65 (tax on net income derived from mining)) and, in the exercise the police power, to authorize, permit, regulate, restrict, condition, and prohibit certain activities and operations on the lands within the Properties.

1.2           PERSONAL PROPERTY

All of the personal property described in Schedule 3 attached hereto.

All Existing Data.

1.3           AREA OF INTEREST

All lands within the exterior boundary of the Properties contributed by Raven as its Initial Contribution, as listed in Schedules 1 and 2 attached hereto, together with each quarter-quarter section of land any portion of which is within three (3) miles of any lands included within or covered by any of the Properties contributed by Raven as its Initial Contribution, as listed in Schedules 1 and 2 attached hereto.

The map and legal description of the Area of Interest established under this Agreement shall be prepared by RAVEN and attached to this Exhibit A prior to October 14, 2010.

SCHEDULE 1
To
EXHIBIT A
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
TX 01	9-Aug-2004		645778	S20N025W 36
TX 02	9-Aug-2004		645779	S19N025W 01
TX 03	9-Aug-2004		645780	S19N025W 01
TX 04	9-Aug-2004		645781	S19N025W 12
TX 05	9-Aug-2004		645782	S19N025W 12
TX 06	9-Aug-2004		645783	S20N024W 30
TX 07	9-Aug-2004		645784	S19N024W 06
TX 08	9-Aug-2004		645785	S19N024W 07
TX 09	9-Aug-2004		645786	S19N024W 07
TX 10	9-Aug-2004		645787	S19N024W 18
TX 11	9-Aug-2004		645788	S20N024W 30
TX 12	9-Aug-2004		645789	S20N024W 31
TX 13	9-Aug-2004		645790	S20N024W 31
TX 14	9-Aug-2004		645791	S19N024W 06
TX 15	9-Aug-2004		645792	S19N024W 06
TX 16	9-Aug-2004		645793	S19N024W 07
TX 17	9-Aug-2004		645794	S19N024W 07
TX 18	9-Aug-2004		645795	S19N024W 18
TX 19	9-Aug-2004		645796	S20N024W 32
TX 20	9-Aug-2004		645797	S19N024W 05
TX 21	9-Aug-2004		645798	S19N024W 05
TX 22	9-Aug-2004		645799	S19N024W 08
TX 23	9-Aug-2004		645800	S19N024W 05
TX 24	9-Aug-2004		645801	S19N024W 05
TX 25	9-Aug-2004		645802	S19N024W 08
TX 26	9-Aug-2004		645803	S19N024W 08
TX 27	9-Aug-2004		645804	S19N024W 17
TX 28	8-Mar-2005		648390	S20N024W 29
TX 29	5-Mar-2005		648391	S20N024W 30
TX 30	8-Mar-2005		648392	S20N025W 36
TX- 31	13-Apr-2005		649367	S20N025W 15
TX- 32	13-Apr-2005		649368	S20N025W 14
TX- 33	13-Apr-2005		649369	S20N025W 14
TX- 34	13-Apr-2005		649370	S20N025W 13

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
TX- 35	13-Apr-2005	649371	S20N025W 13
TX- 36	13-Apr-2005	649372	S20N024W 18
TX- 37	13-Apr-2005	649373	S20N024W 18
TX- 38	13-Apr-2005	649374	S20N025W 15
TX- 39	13-Apr-2005	649375	S20N025W 14
TX- 40	13-Apr-2005	649376	S20N025W 14
TX- 41	13-Apr-2005	649377	S20N025W 13
TX- 42	13-Apr-2005	649378	S20N025W 13
TX- 43	13-Apr-2005	649379	S20N024W 18
TX- 44	13-Apr-2005	649380	S20N024W 18
TX- 45	13-Apr-2005	649381	S20N025W 22
TX- 46	13-Apr-2005	649382	S20N025W 23
TX- 47	13-Apr-2005	649383	S20N025W 23
TX- 48	13-Apr-2005	649384	S20N025W 24
TX- 49	13-Apr-2005	649385	S20N025W 24
TX- 50	13-Apr-2005	649386	S20N024W 19
TX- 51	13-Apr-2005	649387	S20N024W 19
TX- 52	13-Apr-2005	649388	S20N025W 22
TX- 53	13-Apr-2005	649389	S20N025W 23
TX- 54	13-Apr-2005	649390	S20N025W 23
TX- 55	13-Apr-2005	649391	S20N025W 24
TX- 56	13-Apr-2005	649392	S20N025W 24
TX- 57	13-Apr-2005	649393	S20N024W 19
TX- 58	13-Apr-2005	649394	S20N024W 19
TX- 59	13-Apr-2005	649395	S20N025W 27
TX- 60	13-Apr-2005	649396	S20N025W 26
TX- 61	13-Apr-2005	649397	S20N025W 26
TX- 62	13-Apr-2005	649398	S20N025W 25
TX- 63	13-Apr-2005	649399	S20N025W 25
TX- 64	13-Apr-2005	649400	S20N024W 30
TX- 65	13-Apr-2005	649401	S20N025W 27
TX- 66	13-Apr-2005	649402	S20N025W 26
TX- 67	13-Apr-2005	649403	S20N025W 26
TX- 68	13-Apr-2005	649404	S20N025W 25
TX- 69	13-Apr-2005	649405	S20N025W 25
TX- 70	13-Apr-2005	649406	S20N025W 35
TX- 71	13-Apr-2005	649407	S20N025W 35
TX- 72	13-Apr-2005	649408	S20N025W 36
TX- 73	13-Apr-2005	649409	S20N025W 35
TX- 74	13-Apr-2005	649410	S20N025W 35
TX- 75	13-Apr-2005	649411	S20N025W 36
TX- 76	13-Apr-2005	649412	S20N024W 29
TX- 77	13-Apr-2005	649413	S20N024W 29

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
TX- 78	13-Apr-2005	649414	S20N024W 29
TX- 79	13-Apr-2005	649415	S20N024W 28
TX- 80	13-Apr-2005	649416	S20N024W 28
TX- 81	13-Apr-2005	649417	S20N024W 27
TX- 82	13-Apr-2005	649418	S20N024W 27
TX- 83	13-Apr-2005	649419	S20N024W 32
TX- 84	13-Apr-2005	649420	S20N024W 32
TX- 85	13-Apr-2005	649421	S20N024W 33
TX- 86	13-Apr-2005	649422	S20N024W 33
TX- 87	13-Apr-2005	649423	S20N024W 34
TX- 88	13-Apr-2005	649424	S20N024W 34
TX- 89	13-Apr-2005	649425	S20N024W 32
TX- 90	13-Apr-2005	649426	S20N024W 33
TX- 91	13-Apr-2005	649427	S20N024W 33
TX- 92	13-Apr-2005	649428	S20N024W 34
TX- 93	13-Apr-2005	649429	S20N024W 34
TX- 94	13-Apr-2005	649430	S19N024W 04
TX- 95	13-Apr-2005	649431	S19N024W 04
TX- 96	13-Apr-2005	649432	S19N024W 03
TX- 97	13-Apr-2005	649433	S19N024W 03
TX- 98	13-Apr-2005	649434	S19N024W 04
TX- 99	13-Apr-2005	649435	S19N024W 04
TX-100	13-Apr-2005	649436	S19N024W 03
TX-101	13-Apr-2005	649437	S19N024W 03
TX-102	13-Apr-2005	649438	S19N024W 09
TX-103	13-Apr-2005	649439	S19N024W 09
TX-104	13-Apr-2005	649440	S19N024W 10
TX-105	13-Apr-2005	649441	S19N024W 10
TX-106	13-Apr-2005	649442	S19N024W 09
TX-107	13-Apr-2005	649443	S19N024W 09
TX-108	13-Apr-2005	649444	S19N024W 10
TX-109	13-Apr-2005	649445	S19N024W 10
TX-110	13-Apr-2005	649446	S19N024W 16
TX-111	13-Apr-2005	649447	S19N024W 16
TX-112	13-Apr-2005	649448	S19N024W 15
TX-113	13-Apr-2005	649449	S19N024W 15
TX-114	13-Apr-2005	649450	S19N024W 18
TX-115	13-Apr-2005	649451	S19N024W 18
TX-116	13-Apr-2005	649452	S19N024W 17
TX-117	13-Apr-2005	649453	S19N024W 17
TX-118	13-Apr-2005	649454	S19N024W 16
TX-119	13-Apr-2005	649455	S19N024W 16
TX-120	13-Apr-2005	649456	S19N024W 15

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
TX-121	13-Apr-2005	649457	S19N024W 15
TX-122	13-Apr-2005	649458	S19N024W 19
TX-123	13-Apr-2005	649459	S19N024W 19
TX-124	13-Apr-2005	649460	S19N024W 20
TX-125	13-Apr-2005	649461	S19N024W 20
TX-126	13-Apr-2005	649462	S19N024W 21
TX-127	13-Apr-2005	649463	S19N024W 21
TX-128	13-Apr-2005	649464	S19N024W 22
TX-129	13-Apr-2005	649465	S19N024W 22
TX-130	13-Apr-2005	649466	S19N024W 19
TX-131	13-Apr-2005	649467	S19N024W 19
TX-132	13-Apr-2005	649468	S19N024W 20
TX-133	13-Apr-2005	649469	S19N024W 20
TX-134	13-Apr-2005	649470	S19N024W 21
TX-135	13-Apr-2005	649471	S19N024W 21
TX-136	13-Apr-2005	649472	S19N024W 22
TX-137	13-Apr-2005	649473	S19N024W 22
TX-138	13-Apr-2005	649474	S19N024W 28
TX-139	13-Apr-2005	649475	S19N024W 28
TX-140	13-Apr-2005	649476	S19N024W 27
TX-141	13-Apr-2005	649477	S19N024W 27
TR-142	3-Oct-2005	651073	S19N024W 30
TR-143	3-Oct-2005	651074	S19N024W 30
TR-144	3-Oct-2005	651075	S19N024W 29
TR-145	3-Oct-2005	651076	S19N024W 29
TR-146	3-Oct-2005	651077	S19N024W 30
TR-147	3-Oct-2005	651078	S19N024W 30
TR-148	3-Oct-2005	651079	S19N024W 29
TR-149	3-Oct-2005	651080	S19N024W 29
TR-150	3-Oct-2005	651081	S20N024W 20
TR-151	3-Oct-2005	651082	S21N024W 20
TR-152	3-Oct-2005	651083	S22N024W 21
TR-153	3-Oct-2005	651084	S23N024W 21
TR-154	3-Oct-2005	651085	S20N024W 22
TR-155	3-Oct-2005	651086	S20N024W 22
TR-156	3-Oct-2005	651087	S20N024W 23
TR-157	3-Oct-2005	651088	S20N024W 20
TR-158	3-Oct-2005	651089	S20N024W 20
TR-159	3-Oct-2005	651090	S20N024W 21
TR-160	3-Oct-2005	651091	S20N024W 21
TR-161	3-Oct-2005	651092	S20N024W 22
TR-162	3-Oct-2005	651093	S20N024W 22
TR-163	3-Oct-2005	651094	S20N024W 23

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
TR-164	3-Oct-2005	651095	S20N024W 28
TR-165	3-Oct-2005	651096	S20N024W 28
TR-166	3-Oct-2005	651097	S20N024W 27
TR-167	3-Oct-2005	651098	S20N024W 27
TR-168	3-Oct-2005	651099	S20N024W 26
TR-169	3-Oct-2005	651100	S20N024W 26
TR-170	3-Oct-2005	651101	S20N024W 35
TR-171	3-Oct-2005	651102	S20N024W 35
TR-172	3-Oct-2005	651103	S19N024W 02
TRW- 1	17-Oct-2006	655924	S19N025W 24
TRW- 2	17-Oct-2006	655925	S19N025W 24
TRW- 3	17-Oct-2006	655926	S19N025W 24
TRW- 4	17-Oct-2006	655927	S19N025W 24
TRW- 5	17-Oct-2006	655928	S19N025W 13
TRW- 6	17-Oct-2006	655929	S19N025W 13
TRW- 7	17-Oct-2006	655930	S19N025W 13
TRW- 8	17-Oct-2006	655931	S19N025W 13
TRW- 9	17-Oct-2006	655932	S19N025W 11
TRW-10	17-Oct-2006	655933	S19N025W 12
TRW-11	17-Oct-2006	655934	S19N025W 11
TRW-12	17-Oct-2006	655935	S19N025W 12
TRW-13	17-Oct-2006	655936	S19N025W 03
TRW-14	17-Oct-2006	655937	S19N025W 02
TRW-15	17-Oct-2006	655938	S19N025W 02
TRW-16	17-Oct-2006	655939	S19N025W 01
TRW-17	17-Oct-2006	655940	S19N025W 03
TRW-18	17-Oct-2006	655941	S19N025W 02
TRW-19	17-Oct-2006	655942	S19N025W 02
TRW-20	17-Oct-2006	655943	S19N025W 01
TRW-21	17-Oct-2006	655944	S20N025W 34
TRW-22	17-Oct-2006	655945	S20N025W 34
SP- 1	15-Nov-2007	661807	S21N24W 25NE
SP- 2	15-Nov-2007	661808	S21N23W 30NW
SP- 3	15-Nov-2007	661809	S21N23W 30NE
SP- 4	15-Nov-2007	661810	S21N24W 25SE
SP- 5	15-Nov-2007	661811	S21N23W 30SW
SP- 6	15-Nov-2007	661812	S21N23W 30SE
SP- 7	15-Nov-2007	661813	S21NN4W 36NE
SP- 8	15-Nov-2007	661814	S21N23W 31NW
SP- 9	15-Nov-2007	661815	S21N23W 31NE
SP-10	15-Nov-2007	661816	S21N24W 36SE
SP-11	15-Nov-2007	661817	S21N23W 31SW

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
SP-12	15-Nov-2007	661818	S20N24W 2NW
SP-13	15-Nov-2007	661819	S20N24W 2NE
SP-14	15-Nov-2007	661820	S20N24W 3SE
SP-15	15-Nov-2007	661821	S20N24W 2SW
SP-16	15-Nov-2007	661822	S20N24W 2SE
SP-17	15-Nov-2007	661823	S20N24W 10NW
SP-18	15-Nov-2007	661824	S20N24W 10NE
SP-19	15-Nov-2007	661825	S20N24W 11NW
SP-20	15-Nov-2007	661826	S20N24W 11NE
SP-21	15-Nov-2007	661827	S20N24W 9SE
SP-22	15-Nov-2007	661828	S20N24W 10SW
SP-23	15-Nov-2007	661829	S20N24W 10SE
SP-24	15-Nov-2007	661830	S20N24W 11SW
SP-25	15-Nov-2007	661831	S20N24W 11SE
SP-26	15-Nov-2007	661832	S20N24W 12SW
SP-27	15-Nov-2007	661833	S20N24W 16NW
SP-28	15-Nov-2007	661834	S20N24W 16NE
SP-29	15-Nov-2007	661835	S20N24W 15NW
SP-30	15-Nov-2007	661836	S20N24W 15NE
SP-31	15-Nov-2007	661837	S20N24W 14NW
SP-32	15-Nov-2007	661838	S20N24W 14NE
SP-33	15-Nov-2007	661839	S20N24W 13NW
SP-34	15-Nov-2007	661840	S20N24W 13NE
SP-35	15-Nov-2007	661841	S20N23W 18NW
SP-36	15-Nov-2007	661842	S20N23W 18NE
SP-37	15-Nov-2007	661843	S20N24W 17SE
SP-38	15-Nov-2007	661844	S20N24W 16SW
SP-39	15-Nov-2007	661845	S20N24W 16SE
SP-40	15-Nov-2007	661846	S20N23W 18SW
SP-41	15-Nov-2007	661847	S20N23W 18SE

SCHEDULE 2
To
EXHIBIT A
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

Claim Name	Date of Posting	Mt. McKinley Rec. Dist. Doc. No.	DNR Serial Number	MTRS Location
Fish Creek 1	22-Mar-2005	2005-000012-0	648383	S20N024W 31
Fish Creek 2	22-Mar-2005	2005-000013-0	648384	S20N024W 31
Fish Creek 3	22-Mar-2005	2005-000014-0	648385	S19N024W 06
Fish Creek 4	22-Mar-2005	2005-000015-0	648386	S19N024W 17
Fish Creek 5	22-Mar-2005	2005-000016-0	648387	S19N024W 08

SCHEDULE 3
To
EXHIBIT A
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

Certain Personal Property

See the attached spreadsheets.

EXHIBIT B                                ACCOUNTING PROCEDURES

EXHIBIT B
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska, Inc.
And
Terra Gold Corporation

ACCOUNTING PROCEDURES

The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I
GENERAL PROVISIONS

1.1           General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures and generally accepted accounting principles used by companies based in the United States (“US GAAP”). For purposes of this Agreement, US GAAP shall mean the written opinions, standards, interpretations, and bulletins developed by the Financial Accounting Standards Board (“FASB”), the accounting profession (“AICP”) and the Security and Exchange Commission (“SEC”). Cost accounting records maintained for the Business shall include general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2           Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.

1.3           Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1           Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2           Labor and Employee Benefits

(a)           Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b)           The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c)           The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs 2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)           Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3           Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4           Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed the Interest Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5           Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

2.6           Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

2.7           Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When Operations are conducted in an area where the Manager may self-insure for Worker's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8           Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9           Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.10           Audit. Cost of annual audits under Subsection 10.6(a).

2.11           Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant=s sales revenue or net income.

2.12           District and Camp Expense (Field Supervision and Camp Expenses). All costs relating to building, operating and maintaining field offices or “man camps” not otherwise allocated to the Business under this Agreement including: (i) the salaries and expenses of the Manager's supervising and field personnel serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for personnel, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. To the extent district and camp expenses utilize the Manager’s employees and facilities, the total of such charges for all Properties served by the Manager's employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

2.13           Administrative Charge.

(a)           Beginning on the Effective Date, each quarter the Manager shall charge the Business Account a sum for each phase of Operations as provided below (collectively the “Administrative Charge”), which shall be a liquidated amount to reimburse the Manager for its home office overhead and general expenses to conduct each phase of Operations, and which shall be in lieu of any other management fee:

(i)           Exploration phase: eight percent (8%) of Allowable Costs.

(ii)           Development phase: eight percent (8%) of Allowable Costs.

(iii)           Major Construction phase: eight percent for the first $25,000 of Allowable Costs and thereafter three percent (3%) of Allowable Costs.

(iv)           Mining phase: eight percent (8%) of Allowable Costs.

(b)           The term "Allowable Costs" as used in this Paragraph for a particular phase of Operations shall mean all charges to the Business Account excluding: (i) the Administrative Charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible Assets; (iii) amounts charged in accordance with Paragraphs 2.1 and 2.9; and (iv) marketing costs. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(A)           The Exploration phase shall cover those Operations conducted to ascertain the existence, location, quality, extent or quantity of any deposit of ore or mineral.  The Exploration phase may include bulk sampling and other mineral extraction activities conducted prior to completion of a Feasibility Study.

(B)           The Development phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.

(C)           The Major Construction phase shall include all capital expenditures as well as Operations involved in the construction of a mill, smelter or other ore processing facilities.

(D)           The Mining phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.

(c)           Various phases of Operations may be conducted concurrently, in which event the Administrative Charge shall be calculated separately for Allowable Costs attributable to each phase.

(d)           The quarterly Administrative Charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the Properties served during such quarterly period on the basis of a ratio approved by the Management Committee.

(e)           The following is a representative list of items that constitute the Manager's principal business office expenses that are expressly covered by the Administrative Charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

(i)           Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.

(ii)           Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii)           The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

(iv)           Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager's legal staff concerning any litigation; and

(v)           Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(f)           The Management Committee shall annually review the Administrative Charge and shall amend the methodology or rates used to determine such charge if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that the Administrative Charge should fairly and adequately compensate the Manager for its costs and expenses.

2.14           Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 8.2(r).

2.15           Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1           Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2           Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

i)           New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called "New Price").

ii)           Used Material.

(1)           Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A)           Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

(B)           Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(2)           Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(3)           Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

(4)           All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

iii)           Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3           Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4           Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1           Disposition Generally. The Manager shall have no obligation to purchase either Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.

4.2           Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

4.3           Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V
INVENTORIES

5.1           Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2           Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

EXHIBIT C                                TAX MATTERS
EXHIBIT C
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Raven Gold Alaska Inc.
And
Terra Gold Corporation

TAX MATTERS

ARTICLE I
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Participants with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

ARTICLE II
TAX MATTERS PARTNER

2.1           Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (hereinafter "TMP") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 ("the Code") and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Participant shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2           Notice. Each Participant shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3           Inconsistent Treatment of Partnership Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Participant shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4           Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Participant of such intended action.

2.5           Requests for Administrative Adjustments. Neither Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other Participant. If the other Participant agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the partnership. If consent is not obtained within thirty (30) days after notice from the proposing Participant, or within the period required to timely file the request for administrative adjustment, if shorter, either Participant, including the TMP, may file that request for administrative adjustment on its own behalf.

2.6           Judicial Proceedings. Either Participant intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the tax partnership, shall notify the other Participant of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participant to participate in the choosing of the forum in which such petition will be filed. If both Participants do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 7.2. If a deadlock results, the TMP shall choose the forum. If either Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Participant shall notify the other Participant of such intended action.

2.7           Settlements. The TMP shall not bind the other Participant to a settlement agreement without first obtaining the written consent of any such Participant. Either Participant who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participant of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8           Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. Either Participant may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9           Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the tax partnership or the termination of either Participant's interest in the tax partnership and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the tax partnership for the applicable tax year(s).

ARTICLE III
TAX ELECTIONS AND ALLOCATIONS

3.1           Tax Partnership Election. It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Participants, neither Participant shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the Participants intend to create a partnership for federal and state income tax purposes only (a "tax partnership"). The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Participants recognize that this Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Participant agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participant for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

3.2           Tax Elections. The tax partnership shall make the following elections for purposes of all partnership income tax returns:

i)           To use the accrual method of accounting.

ii)           Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31st. In this connection, RAVEN represents that its taxable year is the year ending December 31st and TERRA represents that its taxable year is the year ending December 31st.

iii)           To deduct currently all development expenses to the extent possible under Section 616 of the Code.

iv)           Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

v)           To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

vi)           To adjust the basis of tax partnership property under Section 754 of the Code at the request of either Participant;

vii)           To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the tax partnership under the Code or any state tax law shall be made as determined by the Management Committee.

Each Participant shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Participant reserves the right to capitalize its share of development and/or exploration expenses of the tax partnership in accordance with Section 59(e) of the Code, provided that a Participant's election to capitalize all or any portion of such expenses shall not affect the Participant's Capital Account.

3.3           Allocations to Participants. Allocations for Capital Account purposes shall be in accordance with the following:

(a)           The Participants recognize the provision for taking production in kind, as provided elsewhere in the Agreement, as each Participant's right to determine a market for the sale of a proportionate share of production subject to Subparagraph 3.3(h) below. All items of income, gain, deduction, loss, credit or tax attribute arising from the sale and marketing of such production shall be allocated to the Participant who designated such market.

(b)           Exploration expenses and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such expenses and costs.

(c)           Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

(d)           Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

(e)           Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Participants so that, to the extent possible, the Participants receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Participants in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

(f)           Subject to Subparagraph 3.3(h) below, gross income on the sale of production shall be allocated in accordance with the Participants' rights to share in the proceeds of such sale.

(g)           Except as provided in Subparagraph 3.3(h) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Participants' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Participants' Participating Interests.

viii)           Gains and losses on the sale of all or substantially all the Assets of the tax partnership shall be allocated so that, to the extent possible, the Participants' resulting Capital Account balances are in the same ratio as their Participating Interests at the time of such sale.

ix)           {Intentionally omitted}.

x)           All deductions and losses that are not otherwise allocated in this Paragraph shall be allocated among the Participants in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

xi)           Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.

xii)           All other items of income and gain shall be allocated to the Participants in accordance with their Participating Interests.

xiii)           If a reduced Participating Interest is restored pursuant to Section 9.6, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Participating Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Participants to be the same as they would have been if the restored Participating Interest had never been reduced.

xiv)           If the Participants’ Participating Interests change during any taxable year of the tax partnership, the distributive share of items of income, gain, loss and deduction of each Participant shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed on by both Participants. If the Participants cannot agree on a method, the method shall be determined by the Manager in consultation with the tax partnership's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

xv)           "Nonrecourse deductions," as defined by Treas. Reg. Section 1.704-2(b)(1) shall be allocated between the Participants in proportion to their Participating Interests.

3.4           Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Participants' Capital Accounts.

(a)           If either Participant unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Participant as quickly as possible. For the purposes of this Paragraph, each Participant's Capital Account balances shall be increased by the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Section 1.704-2(g)(1) and 1.704-2(i)(5).

(b)           The "minimum gain chargeback" and "partner minimum gain chargeback" provisions of Treas. Reg. Section 1.704-2(f) and 1.704-2(i)(4), respectively, are incorporated herein by reference and shall be given effect. In accordance with Treas. Reg. Section 1.704-2(i)(1), deductions attributable to a "partner nonrecourse liability" shall be allocated to the Participant that bears the economic risk of loss for such liability.

(c)           If the allocation of deductions to either Participant would cause such Participant to have a deficit Capital Account balance at the end of any taxable year of the tax partnership (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Participant.

3.5           Curative Allocations. The allocations set forth in Paragraph 3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Participants that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Participant's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Participant would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

3.6           Tax Allocations. Except as otherwise provided in this Paragraph, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

(a)           Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Participants in the same proportions as the recaptured deductions were originally allocated or claimed.

(b)           To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the tax partnership by a Participant shall be shared among both Participants so as to take account of the variation between the basis of the property to the tax partnership and its fair market value at the time of contribution. The Participants intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes. However, to the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the "traditional method without curative allocations" under Treas. Reg. Section 1.704-3(b).

(c)           Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by RAVEN that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by RAVEN shall be calculated under such Code Sections as if RAVEN continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the tax partnership and shall be allocated solely to RAVEN.

(d)           The Participants understand the allocations of tax items set forth in this Paragraph, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV
CAPITAL ACCOUNTS; LIQUIDATION

4.1           Capital Accounts.

xvi)           A separate Capital Account shall be established and maintained by the TMP for each Participant. Such Capital Account shall be increased by (i) the amount of money contributed by the Participant to the tax partnership, (ii) the fair market value of property contributed by the Participant to the tax partnership (net of liabilities secured by such contributed property that the partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of tax partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Participant by the tax partnership, (v) the fair market value of property distributed to the Participant by the tax partnership (net of liabilities secured by such distributed property and that the Participant is considered to assume or take subject to under Code Section 752), (vi) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the tax partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of tax partnership loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Participants agree that the net fair market value of the property contributed by RAVEN to the tax partnership is set out in Section 5.1(a) of the Agreement.

xvii)           In the event that the Capital Accounts of the Participants are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

xviii)           In the event any interest in the tax partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

xix)           In the event property, other than money, is distributed to a Participant, the Capital Accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

xx)           In the event the Management Committee designates a Supplemental Business Agreement area within the Area of Interest as described in Article XV of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C.

xxi)           RAVEN is contributing to the Agreement certain depletable properties with respect to which RAVEN currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the tax partnership's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

xxii)           The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Participant upon liquidation of the tax partnership pursuant to Paragraph 4.2.

xxiii)           If the Participants so agree, upon the occurrence of an event described in Treas. Reg. Section 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the tax partnership (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section 4.2(a). For purposes of Paragraph 3.3, a Participant shall be treated as contributing the portion of the book value of any property that is credited to the Participant's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Participants' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).

4.2           Liquidation. In the event the partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 5.2(a), 6.3(a) or 12.3 of the Agreement):

(a)           The Capital Accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the partnership and allocated to the Participants pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Participants; provided, however, that in the event that the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Participants.

(b)           After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Participants in accordance with the balances in their Capital Accounts (after taking into account all allocations under Article III, including Subparagraph 3.3(h)). Unless otherwise expressly agreed on by both Participants, each Participant shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Participant's Capital Account to the total of both of the Participants' Capital Accounts. Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

(c)           All distributions to the Participants in respect of their Capital Accounts shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704-1(b)(2)(ii)(b)(2) and (3).

4.3           Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the "liquidation" of the tax partnership results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the tax partnership shall be deemed to have distributed its Assets in accordance with the relative Capital Account balances of the Participants as adjusted pursuant to Subparagraph 4.2(a), (iii) the Participants shall be deemed for tax purposes to have contributed those Assets to a new partnership pursuant to the terms of this Exhibit, and (iv) the new tax partnership shall continue pursuant to the terms of this Agreement and this Exhibit.

ARTICLE V
SALE OR ASSIGNMENT

The Participants agree that if either one of them makes a sale or assignment of its Participating Interest under this Agreement, such sale or assignment shall be structured so as not to cause a termination under Section 708(b)(1)(B) of the Code. If a Section 708(b)(1)(B) termination is caused, the terminating Participant shall indemnify the non-terminating Participant and save it harmless on an after-tax basis for any increase in taxes, interest, and penalties or decrease in credits to the non-terminating Participant caused by the termination of the tax partnership.

EXHIBIT D                                DEFINITIONS

EXHIBIT
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska Inc.
And
Terra Gold Corporation

DEFINITIONS

“Acquiring Participant” has the meaning set forth in Section 13.1 of the Agreement.

“Administrative Charge” means the management fee that the Manager is entitled to receive pursuant to Section 8.2 of the Agreement.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

“Agent” means, in the event of a Transfer of less than all of a Participating Interest, the party authorized to act on behalf of the transferring Participant and its transferee in accordance with Section 16.2 of the Agreement.

“Agreement” means this Terra Gold Project Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

“Area of Interest” means the area situated within five (5) kilometers of the exterior boundaries of the Properties contributed by Raven as its Initial Contribution as more fully described in Exhibit A.

“Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

“Bid Report” means a report on material bids received for Development work as set forth in Subsection 9.10(b) of the Agreement.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

“Business” means the contractual relationship of the Participants under this Agreement.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

“Capital Account” means the account maintained for each Participant in accordance with Exhibit C.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, to possess the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means to possess the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Cover Payment” shall have the meaning as set forth in Section 10.4 of the Agreement.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Effective Date” means the date set forth in the preamble to this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Enhancements” has the meaning set forth in Section 18.2 of the Agreement.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Damage” has the meaning set forth in Subsection 3.2(e) of the Agreement.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

“Equity Account” means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(n) of the Agreement.

“Existing Data” means maps, drill logs and other drillings, geologic, gravity, magnetic, chemical, soil, core, remote sensing data, tests, pulps, reports, location and sample surveys, assays, analyses, production reports, operations, technical, accounting and financial records, business and operations plans, and other material information obtained or developed in ownership or operations on the Properties prior to the Effective Date as may be more specifically described in Exhibit A.

“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed “material” if it is anticipated to cost more than twenty percent (20%) of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Exploration” means all activities, conducted prior to the completion of a Feasibility Study, directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling and bulk sampling after discovery of potentially commercial mineralization, and including related Environmental Compliance. Exploration activities such as bulk sampling may result in disposition of Products owned by the Participants in proportion to their respective Participating Interests in accordance with Article XI of the Agreement.

“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

“Feasibility Study” means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold state mining locations.

“Indemnified Participant” and “Indemnifying Participant” shall have the meanings set forth in Subsection 3.7(a) of the Agreement.

“Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of the Agreement.

“Interest Rate” means LIBOR plus one half of one percent (0.5%).

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, executive, administrative or judicial in nature.

“LIBOR” means the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time for deposits in Dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates.

“LOI” means that certain Letter of Intent dated February 26, 2010 between ITH and American Mining Corporation, the predecessor in interest to TMC, concerning a possible joint venture concerning the Terra Gold project and properties.

“Management Committee” means the committee established under Article VII of the Agreement.

“Material Loss” when used in the context of indemnification under the Agreement has the meaning described in Subsection 3.7(a) of the Agreement.

“Manager” means the Participant appointed under Article VIII of the Agreement to manage Operations, or any successor Manager.

“Mining” means the mining, whether by underground, surface or in situ methods, extracting, leaching, producing, beneficiating, handling, milling or other processing, removal or stockpiling of Products following the completion of a Feasibility Study.

“Net Smelter Returns” means certain amounts calculated and payable as provided in Exhibit E.

“Notices” are described in Article XIX of the Agreement.

“Operations” means the activities carried out under this Agreement.

“Participant” means RAVEN or TERRA, or any permitted successor or assign of RAVEN or TERRA under the Agreement.

“Participant Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to at least three decimal places and rounded to two decimal places as follows: Decimals greater than .005 shall be rounded up (e.g., 21.519% rounded to 21.52%); decimals less than .005 shall be rounded down (e.g., 21.514% rounded to 21.51%); and decimals precisely equal to .0050 shall be rounded so as to cause the resulting two-decimal amounts to be “even”—e.g., 54.0250 and 45.9750 would be rounded to (a) 54.02 and 45.98 instead of to (b) 54.03 and 45.97. The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.

“Porterfield Lease” means that certain Lease dated March 22, 2005, between lessor Ben Porterfield and lessee AngloGold Ashanti (USA) Exploration Inc. (referred to in Exhibit A) and burdening certain of the Properties, as more particularly described in the description of Encumbrances in Paragraph 1.1 of Exhibit A.

“Porterfield Royalty” means that certain net smelter returns royalty interest reserved by Ben Porterfield under the Porterfield Lease.

“Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in Sections 9.7 -9.8 of the Agreement.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Program Period” means the time period covered by an adopted Program and Budget.

“Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on, in, or under the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

“Properties” means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.

“Qualifying Expenses” has the meaning set forth in Subsection 5.1(b) of the Agreement.

“Raven Royalty” means that certain royalty interest retained by RAVEN prior to making its Initial Contribution to the extent it burdens Properties included within RAVEN’s Initial Contribution as of the Effective Date, as more particularly described in the description of Encumbrances in Paragraph 1.1 of Exhibit A.

“Recalculated Participating Interest” means the reduced Participating Interest of a Participant as recalculated under Sections 9.5, 9.6 or 10.5 of the Agreement.

“Reduced Participant” means a Participant whose Participating Interest is reduced under Sections 9.5, 9.6, or 10.5 of the Agreement.

“Secondary Contribution” means that additional contribution that TERRA may elect to make, following completion of its Initial Contribution, pursuant to Section 5.3 of the Agreement.

“Supplemental Business” and “Supplemental Business Agreement” shall have the meanings set forth in Article XV of the Agreement.

“Talon” means Talon Gold Alaska Inc.

“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT E                                NET SMELTER RETURNS CALCULATION

EXHIBIT E
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
Raven Gold Alaska Inc.
And
Terra Gold Corporation

NET SMELTER RETURNS CALCULATION

I.           Definitions.

Capitalized terms used herein but not defined herein mean the same herein as in the Agreement.

For purposes hereof and of the Agreement, the following terms have the following meanings:

A.
“Gross Value” is hereby deemed to mean, for the following categories of Products produced from the Properties, to be the quantity of each category of Product produced from the Properties, as expressed in ounces or other units as described below and without deducting (and thus prior to the payment of) any royalties thereon, multiplied by the average price set forth below for such category of Product:

(1)
if Royalty Payor causes refined platinum (meeting the specifications for good delivery of the London Platinum and Palladium Market) to be produced from the Properties, for purposes of determining the Royalty Interest the refined platinum will be deemed to have been sold at the Monthly Average Platinum Price for the month in which it was produced, and the Gross Value will be determined by multiplying Platinum Production during the month in question by the Monthly Average Platinum Price for such month. As used herein, “Platinum Production” means, for any month, the quantity of refined platinum outturned to Royalty Payor’s pool account by an independent third-party refinery for platinum produced from the Properties during such month on either a provisional or final settlement basis, and “Monthly Average Platinum Price” means the average London Platinum and Palladium Market P.M. Platinum Fix, calculated by dividing the sum of all such prices reported for the month in question by the number of days in such month for which such prices were reported;

(2)
if Royalty Payor causes refined palladium (meeting the specifications for good delivery of the London Platinum and Palladium Market) to be produced from the Properties, for purposes of determining the Royalty  Interest the refined palladium will be deemed to have been sold at the Monthly Average Palladium Price for the month in which it was produced, and the Gross Value will be determined by multiplying Palladium Production during the month in question by the Monthly Average Palladium Price for such month. As used herein, “Palladium Production” means, for any month, the quantity of refined palladium outturned to Royalty Payor’s pool account by an independent third-party refinery for palladium produced from the Properties during such month on either a provisional or final settlement basis, and “Monthly Average Palladium Price” means the average London Platinum and Palladium Market P.M. Palladium Fix, calculated by dividing the sum of all such prices reported for the month in question by the number of days in such month for which such prices were reported;

(3)
if Royalty Payor causes refined gold (meeting the specifications for good delivery of the London Bullion Market Association) to be produced from the Properties, for purposes of determining the Royalty Interest the refined gold will be deemed to have been sold at the Monthly Average Gold Price for the month in which it was produced, and the Gross Value will be determined by multiplying Gold Production during the month in question by the Monthly Average Gold Price for such month. As used herein, “Gold Production” means, for any month, the quantity of refined gold outturned to Royalty Payor’s pool account by an independent third-party refinery for gold produced from the Properties during such month on either a provisional or final settlement basis, and “Monthly Average Gold Price” means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month in question by the number of days in such month for which such prices were reported;

(4)
if Royalty Payor causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from the Properties, for purposes of determining the Royalty Interest the refined silver will be deemed to have been sold at the Monthly Average Silver Price for the month in which it was produced, and the Gross Value will be determined by multiplying Silver Production during the month in question by the Monthly Average Silver Price. As used herein, “Silver Production” means, for any month, the quantity of refined silver outturned to Royalty Payor’s pool account by an independent third-party refinery for silver produced from the Properties during the applicable month on either a provisional or final settlement basis, and “Monthly Average Silver Price” means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the applicable month by the number of days in such month for which such prices were reported;

(5)
if Royalty Payor causes copper cathodes (meeting the specifications for Grade A Copper cathodes conforming to BS EN 1978:1998, Cathode Grade Designation Cu-CATH-1 subject to the London Metal Exchange Grade A Copper Price published by the London Metal Exchange) to be produced from the Properties, for purposes of determining the Royalty Interest the cathodic copper will be deemed to have been sold at the Monthly Average Copper Price for the month in which it was produced, and the Gross Value will be determined by multiplying Copper Production during the month in question by the Monthly Average Copper Price. As used herein, “Copper Production” means, for any month, the quantity of cathodic copper produced and delivered for the account of Royalty Payor by an independent third-party refinery acceptable to the London Metals Exchange for copper produced from the Properties during the applicable month on either a provisional or final settlement basis, and “Monthly Average Copper Price” means the average Grade A Copper Price as published daily by the London Metal Exchange, calculated by dividing the sum of all such prices reported for the applicable month by the number of days in such month for which such prices were reported;

(6)
if Royalty Payor causes zinc ingots (meeting the specifications for Special High Grade Zinc conforming to BS EN 1179:1996, Standard entitled “Zinc and Zinc Alloys – Primary Zinc” subject to the London Metal Exchange Special High Grade Zinc Price published by the London Metal Exchange) to be produced from the Properties, for purposes of determining the Royalty Interest the zinc ingots will be deemed to have been sold at the Monthly Average Zinc Price for the month in which it was produced, and the Gross Value will be determined by multiplying Zinc Production during the month in question by the Monthly Average Zinc Price. As used herein, “Zinc Production” means, for any month, the quantity of zinc ingots produced and delivered for the account of Royalty Payor by an independent third-party refinery acceptable to the London Metals Exchange for zinc produced from the Properties during the applicable month on either a provisional or final settlement basis, and “Monthly Average Zinc Price” means the average Special High Grade Zinc Price as published daily by the London Metal Exchange, calculated by dividing the sum of all such prices reported for the applicable month by the number of days in such month for which such prices were reported;

(7)
if Royalty Payor causes Products other than refined platinum, refined palladium, refined gold, refined silver, cathodic copper, or zinc ingots meeting the foregoing specifications to be produced from the Properties, the Gross Value shall be equal to the Quantity Sold of the particular Product in question multiplied by the applicable Average Metal Price. As used herein, the term “Quantity Sold” means the volume or quantity of Product disposed of by Royalty Payor in a particular sale which settled in the relevant period, provided that if the Product is ore, concentrate, leachate, precipitate, sponge, doré or any other material containing impurities, then the Quantity Sold will be the volume or quantity of the Mineral in question actually contained in the sold Product (which volume or quantity will be established by sound and generally accepted assaying or other analytical practices and procedures) multiplied by a recovery rate equal to the average recovery rate actually experienced by Royalty Payor during the preceding six (6) months with respect to such Product (or, if no such average can be calculated, a rate mutually agreed between the parties or, failing such agreement, settled by arbitration), and “Average Metal Price” means:

(a)
if the Product is platinum, palladium, gold, silver, copper, or zinc, the Monthly Average Platinum, Palladium, Gold, Silver, Copper, or Zinc Price, as applicable during the month in which the sale occurred, or

(b)
if the Product is other than platinum, palladium, gold, silver, copper, or zinc, the average price, in U.S. dollars, for the metal or mineral in question during the month in which the sale occurred as quoted in “Metals Week”, published by McGraw-Hill;

(8)
if any of the London Platinum and Palladium Market P.M. Platinum Fix, the London Platinum and Palladium Market P.M. Palladium Fix, the London Bullion Market Association P.M. Gold Fix, the Handy & Harman New York Silver Price, the London Metal Exchange Grade A Copper Price, or the London Metal Exchange Special High Grade Zinc Price are, for any reason, not published for a month in question, the Monthly Average Platinum, Palladium, Gold, Silver, Copper, or Zinc Price, as applicable, will be determined by reference to the prices for refined platinum, palladium, gold, or silver bullion, Grade A copper, or Special High Grade zinc, as applicable, published in “Metals Week”, published by McGraw-Hill. If the necessary prices with respect to any Products are not quoted, or the publication of “Metals Week” ceases, or is suspended, then those prices quoted for the Product during the applicable period by such other publication or source as is generally recognized in the mining industry as reflecting the price at which that Product was being offered for sale and purchase during such period will be used and, if there is any disagreement with respect thereto, will be settled by arbitration; and

(9)
where outturn of refined platinum, palladium, gold, silver, or other metal, or the production and delivery of cathodic copper or zinc ingots, is made by an independent third party refinery on a provisional basis, the Gross Value will be based upon the amount of such provisional settlement, but will be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by such refinery.

B.	“month” means a calendar month.

C.
“Net Smelter Returns” means the Gross Value of Products , less all costs, charges and expenses paid or incurred with respect to such Products after such Products leave the mine, mill, concentrator or other final processing facility for the Project including, without limitation:

(1)
all charges for treatment of Products in the smelting and refining processes (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, metal losses, penalties and other processor deductions, and interest); provided however, that in the case of heap or dump leaching operations all processing and recovery costs incurred beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, application of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution); and also provided that if such treatment is carried out in facilities owned or controlled, in whole or in part, by Royalty Payor, then the foregoing charges will be equal to lesser of:

(a)
the amount Royalty Payor would have incurred if such treatment were carried out at facilities not owned or controlled by Royalty Payor then offering comparable services for comparable products on terms then prevailing in the area, or

(b)	the actual amount of such charges charged by the facilities owned or controlled, in whole or in part, by Royalty Payor,

(2)
the actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from Royalty Payor’s mine, mill, concentrator or other final processing facility for the Project to the place of refining, beneficiation or treatment and then to the place of sale, and

(3)
use, gross receipts, severance, export, and ad valorem taxes and any other tax or government royalty or levy payable by Royalty Payor and based directly upon and actually assessed against the value or quantity of Product sold or otherwise disposed or deemed disposed of, but excluding

(a)	any and all taxes based upon the net or gross income of Royalty Payor, and

(b)	any and all taxes based upon the value of the Properties, the privilege of doing business, and other similarly based taxes.

D.
“Project” means, for purposes limited solely to determining the point or location beyond which the deductions allowed under the definition of Net Smelter Returns above may be taken, all rights, titles, and interests in real property—of which the Properties constitute at least a part but may form only a part—that are held from time to time in conjunction with and operated together as a single project. (By way of example and not by way of limitation, if (i) the Terra Gold Project Joint Venture were to become one of two members in a limited liability company, (ii) Terra Gold Project Joint Venture contributed to said limited liability company all of its rights, titles, and interests in, to, under, and respecting the Properties, (iii) the other member contributed to said limited liability company all of its rights, titles, and interests in, to, under, and respecting certain other real property, and (iv) said limited liability company operated the Properties and said other real property together as a single project, then the Properties and said other real property together would constitute a “Project” as defined herein.)

E.
“Royalty Interest” means, as the case may be from time to time, either (1) the Raven Royalty or (2) any interest in Net Smelter Returns conveyed to a Reduced Participant pursuant to Section 6.3 of the Agreement.

F.
“Royalty Payor” means each Participant (whether one or more than one, from time to time) that has the right to take in kind or separately dispose of all or a portion of the Products from the Properties.

II.           Payment of Net Smelter Returns.

A.
Unless otherwise agreed among all Royalty Payors, each Royalty Payor shall be severally responsible to the owner of each Royalty Interest to make those payments of Net Smelter Returns that are due to said owner on those Products taken in kind or separately disposed of by said Royalty Payor. Payments of Net Smelter Returns due to the owner of any Royalty Interest shall commence in the calendar quarter following the calendar quarter in which Net Smelter Returns are first realized, and shall be made within forty-five (45) days following the end of each calendar quarter during which Net Smelter Returns are realized, and shall be subject to adjustment, if required, at the end   of each calendar year. Each such payment due to the owner or owners from time to time of the Raven Royalty shall be made to a single payee designated in writing by all owners of the Raven Royalty. Each such payment due to the owner or owners from time to time of any interest in Net Smelter Returns conveyed to a Reduced Participant pursuant to Section 6.3 of the Agreement shall be made to a single payee designated in writing by all owners of said interest.

B.
The recipient of such Net Smelter Returns payments shall have the right to audit such payments following receipt of each payment by giving notice to the Royalty Payor and by conducting such audit in accordance and consistent with the time periods and other provisions of Section 10.6 of the Agreement.  Costs of such an audit shall be borne by the holder of the Royalty Interest.

C.
In the event of commingling of Products from the Properties with ores, metals, minerals, or mineral products mined from other lands, the Manager shall determine the volume or weight of the Products in accordance with sampling and analytic practices and procedures accepted in the industry, and the weight or volume so derived and said analysis shall be used by the Royalty Payor as the basis of allocation and calculation of the share of Net Smelter Returns payable to the holder of any Royalty Interest hereunder.

III.           Applicability.

For the sake of clarity, the Participants agree that this Exhibit E is relevant only to calculation and payment of (1) the Raven Royalty and (2) any interest in Net Smelter Returns granted to a Reduced Participant pursuant to Section 6.3 of the Agreement. It does not apply to the calculation of any third-party royalty such as the Porterfield Royalty, unless the owner or owners thereof expressly so agree in writing.

EXHIBIT F                                INSURANCE

EXHIBIT F
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska Inc.
And
Terra Gold Corporation

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide protection for the Participants comparable to that provided under standard form insurance policies for the following risk categories:  (i) comprehensive public liability and property damage with combined limits of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage; (ii) automobile and aircraft liability insurance, as applicable, with combined limits of not less than Three Million Dollars ($3,000,000); and (iii) adequate and reasonable insurance coverage for fire, environmental impairment liability and other risks ordinarily insured against in similar operations in similar locations.  If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage.  Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

EXHIBIT G                                INITIAL PROGRAM AND BUDGET

EXHIBIT G
Revised Effective December 15, 2010

To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska Inc.
And
Terra Gold Corporation

INITIAL PROGRAM AND BUDGET
(Pursuant to Section 9.1 of the Agreement as amended by Amendments 1 through 3, superseding and replacing that
Preliminary Draft Initial Program and Budget which had previously been in effect)

PROGRAM OBJECTIVES AND SUMMARY

Exploration of the Terra Gold Project is at a relatively early stage.  Identification of the number and extent of bonanza veins along with demonstration of their continuity will be key aspects of continued exploration.  Consistent with the recommendations made in the Klipfel 43-101 report, TERRA plans to undertake the following exploration activities during the first year.

TERRA proposes to continue drilling the northern strike and down–dip extension of the Ben Vein as well as develop drill plans for the other veins in the trend. The identification of and map positioning of vein segments by using differential GPS ought to help map out those segments for better definition of continuity along individual veins particularly for Fish Creek and SD veins. This type of information along with structural analyses will provide a basis for follow-up drilling in these areas where a number of very high grade veins were encountered in 2005.

TERRA plans to undertake a work program that includes drilling, sampling, mapping, and structural analysis.  The aim of exploration will be to 1) test the extent of known vein mineralization through drilling, mapping, and structural analysis; and 2) characterize mineralization in veins surrounding specific outcropping veins such as the Ben Vein; and 3) continue to conduct reconnaissance mapping, sampling, and prospecting throughout the property.  Drilling will endeavor to increase inferred resources and convert existing resources to the indicated or measured category.

TERRA’s objectives include identification of faults and, possible offset directions, which will likely play a key role in understanding the vein-intrusive-host rock relations and developing a predictive model for identifying the location and orientation of veins.  Structural elements derived from fold-thrust deformation will likely produce the primary architecture.  Overprinted features of subsequent deformation are likely to control the location of intrusions and the veins they host.

Prior to the summer 2011 field season, TERRA will continue to develop more detailed plans for prospecting, mapping, and sampling, with the goal to attempt to locate the source of anomalous surface samples and characterize that mineralization.

BUDGET

As a threshold matter, the period covered by this Initial Program and Budget is a period of sole funding and earn-in by TERRA.

2010  Expenses* Incurred by TERRA Prior to the Effective Date

Terra Mining Corporation 2010

TERRA PROJECT EXPENDITURES

Date	Description	Amount	Contractor/Payee	Invoice
31-May-10	Geologic Consulting 43-101	$4,576.14	MRSI	5/6 2010
May-September 2010	Aircraft Charter-Helicopter-Heli Dunn	$44,422.00	HD	
June 6 to 29, 2010	Open Camp, Flood Mitigation, Drill Pads Construction, Air Charter	$24,128.46	Minex	10-106
6/29/2010	Communication-Backcountry Survival	$852.00	JGB/TMC	
11-Jun-10	Air Craft Charter	$11,273.60	All West Freight	6/11/2010
23-Jul-10	ALS Chemex-ARD & Leachate& Rx Assay Ben Vein-estimated	$1,516.45	ALS	MNXPL
August 6 to 31, 2010	Geologist, Geotech/Cook-Relog Drill Hole, Soil Sample, Camp Inventory, Air Charter	$29,400.43	Mnex	10-112
16-Aug-10	Expeditor Services	$469.05	Alaska Minerals	.10-6645
Sept 1-6, 2010	Geologist, Geotech/Cook-Relog Drill Hole, SS, Soi & RX Sample, Tailings Eval, Consult:	$8,700.00	Minex	10-122
5-Sep-10	Claim Staking TRE 1-55	$11,275.00	Minex	10-121
Sept 1-6, 2010	Consultung Geophysicist	$3,947.50	L O'Connor	1009
9/1/210	Terra Camp-Field Supplies	$189.92	TMC	
9/1/2010	Terra Camp-Groceries	$724.71	TMC	
8/31/2010	Terra Camp-Polaris OHV Parts	$536.44	TMC	
9/6/2010	Aircraft Charter-Rust Flying Service	$1,437.50	RFS	
8/31 to 9/5/201	Geologic Consulting Vein Mining	$1,907.50	AC	
8/31 to 9/5/201	Mine Contractor-JHJ, Inc-General Mine & Tunnels	$2,230.57	GMT	
June 6 through Sept 6, 2010	Airfare-Commercial-AK Airlines	$7,240.45	TMC	
June 6 through Sept 6, 2010	Vehicle	$121.68	TMC	
June 6 through Sept 6, 2010	Lodging	$245.28	TMC	
June 6 through Sept 6, 2010	Parking	$77.75	TMC	
Sep-10	Lab Fees Tailings Assessment	$450.00	CCL	
September -October 2010	Environmental Baseline -$6500 Water Sample Analysis & Reporting	$9,000.00	SET	
TOTAL	**2010 TERRA PROJECT EXPENDITURE Prior to Effective Date**	**$164,722.43**		
Nov-10	AK DNR Annual Rental Fees 2010-2011	$56,980.00		
Dec-10	Ben Porterfield AK DNR Rental Fee 2010-2011 Reimbersement	$1,400.00		
TOTAL	2010-2011 Maintenance	**$58,380.00**

*The Participants agreed that expenses incurred by TERRA or ITH on behalf of the Terra Gold Project prior to the Effective Date  may be Qualifying Expenses if they otherwise meet the criteria of Qualifying Expenses under Subsection 5.1(b) of the Agreement and Exhibit B.

Initial Program and Budget (Post-Effective Date Estimated Expenses)

G&A***	$ 75,000

Porterfield Advanced Royalty	$ 100,000
Terra Camp Purchase	$ 100,000
Office/Housing	$ 30,000
Helicopter – Wet	$ 200,000
Drilling Costs	$ 500,000
Camp Costs	$ 75,000
Contract Workers	$ 100,000
Laboratory	$ 35,500
Geophysics	$ 50,000
Claim Staking	$ 15,000
Bulk Sample	$ 195,000
Charter Transport	$ 37,500
Total	>$1,000.000

See also descriptions and estimated amounts from attached spreadsheet.

** The attached spreadsheet and estimates set out in this Exhibit G in no way change or modify TERRA’s Initial Contribution funding amounts and timing under Subsection 5.1(b)(ii) of the Agreement.  TERRA, at its sole discretion may fund at the levels and per the schedule described in Subsection 5.1(b)(ii) or may accelerate its performance and perform in excess of those stated amounts pursuant to Subsection 5.1(b)(v).

*** The G&A line item is provided for illustration only as it is not a qualifying expenditure.

EXHIBIT H                                           FORM OF MEMORANDUM OF AGREEMENT

EXHIBIT H
To
TERRA GOLD PROJECT
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between Participants
Raven Gold Alaska Inc.
And
Terra Gold Corporation